Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

TETRALOGIC PHARMACEUTICALS CORPORATION,

TETRALOGIC RESEARCH AND DEVELOPMENT CORPORATION

AND

MEDIVIR AB

DATED AS OF NOVEMBER 2, 2016

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of this 2nd day of November, 2016 by and among TetraLogic Pharmaceuticals Corporation, a Delaware corporation (“TLOG”), TetraLogic Research and Development Corporation, a Delaware corporation (“TR&D” and, collectively with TLOG, the “Sellers”), and Medivir AB, a Swedish corporation (the “Buyer”).

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, certain of the Sellers’ assets free and clear of Encumbrances (as defined below) except for Permitted Encumbrances (as defined below), and to assume from the Sellers certain specified liabilities pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of TLOG (the “TLOG Board”) has unanimously (a) determined that it is in the best interests of TLOG and its shareholders and noteholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Sellers, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by its shareholders and to seek consent to the transactions contemplated hereby by its noteholders (the “TLOG Board Recommendation”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    (a) Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to TLOG than those contained in the Confidentiality Agreement.

“Accounts Receivable” means any and all accounts receivable and other amounts receivable owed to any Seller, together with all security or collateral therefor (in each case to the extent not otherwise constituting Purchased Assets) and any interest or unpaid financing charges accrued thereon.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For clarity, the definition of Affiliate does not include any Person who is considered an affiliate of a party solely because of being deemed an affiliate under the Securities Act or the Exchange Act.

“Alternative Transaction Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Buyer) relating to any (a) direct or indirect acquisition of assets of TLOG or its direct or indirect Subsidiaries (including any voting equity interests of such Subsidiaries, but excluding sales of inventory in the ordinary course of business) related to the Business, (b) direct or indirect acquisition of the voting equity interests of TLOG, other than the Senior Note Conversion, (c) tender offer or exchange offer, other than the Senior Note Conversion, that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the

Exchange Act) voting equity interests of TLOG, (d) merger, consolidation, other business combination or similar transaction involving TLOG or any of its direct or indirect Subsidiaries, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of TLOG or the declaration or payment of an extraordinary dividend (whether in cash or other property) by TLOG.

“Assumed Agreements” means the Contracts listed on Schedule 2.1(b).

“Assumption Agreement” means the Assumption Agreement to be executed and delivered by the Buyer and the Sellers at the Closing, substantially in the form of Exhibit A.

“Bankruptcy Code” means 11 U.S.C. § 101, et. seq., as may be amended from time to time.

“Bill of Sale” means the Bill of Sale and Assignment Agreement to be executed and delivered by the Sellers to the Buyer at the Closing, substantially in the form of Exhibit B.

“Books and Records” means all books, records, files, documents, data, information and correspondence, whether in electronic or tangible form, related to the Business, including, without limitation, all records with respect to supply sources; reports relating to research or development of products or of any materials used in the research, development, manufacture, marketing or sale of products, including all raw data relating to clinical trials of products, all case report forms relating thereto, all statistical programs developed (or modified in a manner material to the use or function thereof) to analyze clinical data; all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research; promotional, advertising and marketing materials, sales forecasting models, medical education materials, sales training materials, web site content and advertising and display materials; pricing lists, customer lists and financial data; all records, including vendor and supplier lists, manufacturing records, sampling records, standard operating procedures, quality control and release testing procedures and batch records, related to the manufacturing process; all bioassay development reports, all toxicology data packages, all pharmacology data packages; all laboratory notebooks; all drug master files; all analytical and quality control data; all documentation relating to the Intellectual Property Rights.

“Business” means the business conducted by TLOG and its Affiliates related to the research, development, manufacture and commercialization of SMAC mimetics and HDAC inhibitors, including birinapant and SHP-141 (Sellers’ proprietary suberohydroxamic acid 4-methoxcarbonyl phenyl ester).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Legal Requirement to be closed in New York, New York or Stockholm, Sweden.

“Clinical Hold” means that (i) the FDA has issued an order to a party pursuant to 21 CFR §312.42 to delay one or more proposed clinical investigation(s) of a Lead Molecule or any Product or suspend one or more ongoing investigations, or (ii) a Governmental Authority in any other country or group of countries (other than the FDA) has issued an equivalent order to that set forth in (i).

“Clinical Trial Report” means a report of a clinical study of any Lead Molecule or Product where the clinical and statistical description, presentations, and analyses are integrated into a single report, incorporating tables and figures into the main text of the report or at the end of the text, with appendices containing such information as the protocol, sample case report forms, investigator-related information, information related to the test drugs/investigational products including active control/comparators, technical statistical documentation, related publications, patient data listings, and technical statistical details such as derivations, computations, analyses, and computer output.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Buyer and TLOG, dated June 16, 2015, as amended from time to time.

“Contract” means any lease, contract, agreement, deed, mortgage, license, note, bond, mortgage, indenture or other legally enforceable agreement, commitment or instrument, whether written or oral.

“Copyrights” means copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Employees” means all employees of the Sellers or their Affiliates, including those on disability or leave of absence, paid or unpaid.

“Encumbrances” means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, license or other right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, claim, conditional or installment sale agreement, use or transfer limitation, equitable interest or similar restriction; provided, however, that Assumed Liabilities shall not constitute Encumbrances.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses”  means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), incurred by the Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, the review of the TLOG Proxy Statement, or in connection with other Governmental Authorizations, and all other matters related to the transactions contemplated hereby.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” shall mean the first shipment of a drug product to a Third Party (except shipments or sales under named patient or compassionate use programs) by the Buyer, an Affiliate or sublicensee of Buyer, or any Third Party to which Buyer has assigned or transferred rights of commercialization, in any country after receipt of the applicable Regulatory Approval.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Good Clinical Practices” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are promulgated by the FDA, EMA and other Governmental Authorities in (a) countries in which a clinical study of a Lead Molecule or any Product is conducted, (b) the United States, (c) the United Kingdom, or (d) the European Union.

“Good Laboratory Practices” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by other organizations and Governmental Authorities in (a) countries in which development of a Lead Molecule is conducted, (b) the United States, (c) the United Kingdom, or (d) the European Union.

“Good Manufacturing Practices” means the current quality assurance standards that ensure that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, United Kingdom and ICH guidance or equivalent laws in other jurisdictions.

“Governmental Authority” means any federal, municipal, state, local or foreign governmental, administrative or regulatory authority, department, agency, commission or body (including any court or similar tribunal), or any subdivision thereof, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including any Regulatory Approval.

“Income Taxes” means any Taxes measured by or imposed on net income.

“Intellectual Property” means (i) all Regulatory Documentation and Intellectual Property Rights, and (ii) all Books and Records.

“Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under a Legal Requirement: (A) Patents; (B) Trademarks; (C) Copyrights; (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case, under this clause (D), excluding any rights in respect of any of the foregoing that comprise or are protected by Patents; (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D); and (F) any and all rights to institute any Proceedings for past, present, or future infringement, misappropriation or other violation of any of the foregoing.

“Inventory” means all inventory (including all drug supply, material on stability, raw materials, products in-process, placebos and finished products) of the Sellers or their Affiliates.

“Knowledge” means, as to a particular matter, (a) the actual knowledge of: (i) with respect to the Buyer, its chief executive officer, and (ii) with respect to the Sellers, any of the following individuals holding the following officer positions within TLOG: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or General Counsel, or (b) all facts that such individuals would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position.

“Lead Molecule” means birinapant or SHP-141 (remetinostat) (together, the “Lead Molecules”).

“Lead Molecule Event” means (1) any drug-related adverse event or events in patients who received a Lead Molecule in a clinical trial or any other setting, or any other adverse events specifically relating to the research, development or manufacture of a Lead Molecule, if such adverse event or events would reasonably be expected to prevent, or materially delay, the filing with the FDA of an Investigational New Drug application (an “IND”) covering such Lead Molecule, or materially limit the scope of such IND or any subsequent clinical trial regarding such Lead Molecule or (2) any failure to adhere to the requirements under the US Food Drug and Cosmetics Act, the regulations and guidance documents of the FDA promulgated thereunder or any other applicable Legal Requirement, the equivalent Legal Requirement of the EMA and its Committee for Medicinal Products for Human Use, or the EU

member states, or any Governmental Authorization (including the failure to possess or maintain the validity of any permit), relating to the investigational use and clinical trials of a Lead Molecule or with respect to the making of untrue or fraudulent statements or the disclosure of information, or any failure to adhere to clinical protocols or informed consent requirements, in any such case under this clause (2), which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the filing with the FDA of an IND covering a Lead Molecule, or prevent or materially delay a Lead Molecule from obtaining Regulatory Approval, or materially limit the scope of Regulatory Approval, from the FDA or the European Commission, to market the Lead Molecule for any indication.

“Legal Requirement” means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation or liability is immediately due and payable.

“Licensed Intellectual Property” means all Intellectual Property and Intellectual Property Rights licensed to any Seller or any Affiliate of such Seller pursuant to the Assumed Agreements.

“Material Adverse Effect” means any event, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, has had or would reasonably be expected to have or to result in a material adverse effect on: (i) the Purchased Assets, taken as a whole; (ii) the Assumed Liabilities, taken as a whole; or (iii) the ability of the Sellers to perform their material obligations under this Agreement.

“NDA” or “New Drug Application” shall mean a new drug application filed with the U.S. Food and Drug Administration pursuant to 21 C.F.R. § 314, seeking permission to market the applicable drug product in interstate commerce in the United States.

“Net Sales” shall mean the gross amount invoiced by the Buyer, its Affiliates and sublicensees,  or any Third Party to which Buyer has assigned or transferred rights of commercialization on account of sales to Third Parties in the applicable country, less the total of: (a) trade, cash, and/or quantity discounts not already reflected in the amount invoiced; (b) excise, sales and other consumption Taxes and customs duties to the extent included in the invoice price, including any portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48); (c) freight, insurance and other transportation charges to the extent included in the invoice price; (d) returns or retroactive price reductions; and (e) compulsory payments and rebates directly related to the sale, accrued, paid or deducted pursuant to Legal Requirements, or payable to managed health care organizations.  In the case of any product that contains any Product(s) in combination with any other clinically active ingredient(s) that is not a Lead Molecule, whether packaged together and sold for a single price, in the same formulation or sold together for a single price (a “Combination Product”) in any country, Net Sales for such Combination Product in such country shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the average invoice price of the Lead Molecule contained in the Combination Product, if sold separately by the Buyer, its Affiliates or sublicensees in such country, and B is the average invoice price of the other active ingredient(s) in the Combination Product, if sold separately by the Buyer, its Affiliates or sublicensees in such country.  If, on a country-by-country basis, the other active ingredient(s) in the Combination Product is not sold separately by the Buyer, its Affiliates or sublicensees in such country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the average invoice price of the Product contained in the Combination Product, if sold separately by the Buyer, its Affiliates or sublicensees in such country, and D is the average invoice price of the Combination Product in such country.  If neither the Product nor the other active ingredient(s) in the Combination Product is sold separately in a given country by the Buyer, its Affiliates or sublicensees, the Buyer shall allocate Net Sales for such Combination Product equally based on the total number of active ingredient(s) in the Combination Product.  Net Sales shall be determined in accordance with International Financial Reporting Standards (as endorsed by the European Union), consistent with the Buyer’s books and records and consistent with the Buyer’s historical sales of other products (except as otherwise contemplated in this definition of Net Sales); provided, that in the event any portion of Net Sales for any period is attributable to a Third Party to which the Buyer has assigned or transferred rights of commercialization and which Third Party’s financial statements apply GAAP as its applicable accounting standards, the Buyer may determine Net Sales in accordance with GAAP.

“Patents” means all U.S. and foreign patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions (including supplementary protection certificates) thereof.

“Permitted Encumbrances” means: (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which liens are not reasonably likely to materially interfere with the use or value of any Purchased Assets or the assets of the Acquired Entities; (c) statutory liens creating a security interest in favor of landlords under leases which do not materially interfere with the Sellers’ current use of, or materially affect the value of, any Purchased Asset or the Acquired Entities’ current use of, or materially affect the value of, any of their assets; (d) Encumbrances on any of the Purchased Assets which do not materially interfere with the Sellers’ current use of, or materially affect the value of, any Purchased Asset or the Acquired Entities’ current use of, or materially affect the value of, any of their assets; and (e) Encumbrances arising from applicable laws of general application which do not materially interfere with the Sellers’ current use of, or materially affect the value of, any Purchased Asset or the Acquired Entities’ current use of, or materially affect the value of, any of their assets.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority.

“Phase III Clinical Trial” shall mean a human clinical trial conducted for inclusion in that portion of the Regulatory Filing for Regulatory Approval in a country in the European Union, a country currently in the United Kingdom, the United States or Japan, which generate safety and efficacy data of a drug product on sufficient numbers of patients to support Regulatory Approval in the proposed therapeutic indication, as more fully defined, in the United States in 21 C.F.R.§312.21(c), and its equivalents in the European Union, a country currently in the United Kingdom, and Japan.

“Pre-Closing Tax Period” means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or prior to the Closing Date.

“Pre-Closing AE Taxes” means (a) all Liability for Taxes of the Acquired Entities for any Pre-Closing Tax Period, (b) all Liability resulting by reason of the several liability of the Acquired Entities pursuant to Treasury Regulations Section 1.1502-6 or any analogous Legal Requirement or by reason of the Acquired Entities having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, and (c) all Liability for Taxes of any other Person (other than the Acquired Entities) imposed on the Acquired Entities as a transferee or successor, by contract or pursuant to any Legal

Requirement, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Pre-Closing AE Taxes shall not include any Taxes resulting from (x) any transactions occurring on the Closing Date after the Closing outside of the ordinary course of business (other than as explicitly contemplated by this Agreement), (y) a Section 338 election in connection with any of the transactions contemplated herein, or (z) a breach by Buyer of Section 7.6(e).

“Product” means any product that incorporates, constitutes or contains a Lead Molecule or other compound included in the Purchased Assets, in all forms, presentations, formulations, methods of administration and dosage forms for therapeutic use in humans.

“Purchased Assets” means the assets to be acquired by the Buyer as described in Section 2.1.

“Purchased IP” means all Intellectual Property Rights (including the goodwill) owned by any Seller or any of its Affiliates as of the Closing (including the right to use trade names included in the Purchased Assets and including the Intellectual Property Rights listed on Schedule 2.1(c)), and all right, title and interest of any Seller in the Licensed Intellectual Property.

“Reasonable Commercial Efforts” means the level of efforts normally used by pharmaceutical companies of comparable size and resources, for the development or commercialization of a Product that has similar market potential at a similar stage in its development or product life, resulting from its own research efforts or that it has otherwise acquired or licensed, taking into account issues of patent coverage, regulatory exclusivity, cost to develop, safety, efficacy, target product profile, competitiveness of the market place, regulatory structure and likelihood of approval, anticipated profitability, proprietary position of the Product, and other relevant regulatory, scientific, technical, business, marketing, and commercial factors, and, in the event that TLOG or TR&D materially breaches its obligations under this Agreement, the resulting adverse effect on the Buyer’s ability to perform its obligations hereunder.

“Registered IP” means all Intellectual Property Rights that, as of the date of this Agreement, are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

“Regulatory Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Governmental Authority sufficient to manufacture, distribute, use (including in clinical trials) and sell such Product in such regulatory jurisdiction in accordance with applicable Legal Requirements, including receipt of pricing and reimbursement approvals, where required.

“Regulatory Documentation” means, in respect of a Product, (a) the trial master file and all regulatory files relating to the development, Regulatory Approval (including Regulatory Filings), manufacture or commercialization of the Product, including any licenses (to the extent transferable), minutes of meetings and telephone conferences with any Governmental Authorities (to the extent maintained in such files), validation data, preclinical and clinical studies and tests related to the Product (including all Clinical Trial Reports, audit reports of clinical studies and all other clinical data, annual reports and safety reports associated therewith, which are in a Seller’s or its Subsidiaries’ control, and all correspondence with Governmental Authorities regarding the marketing status of the Product; and (b) all records maintained under Good Manufacturing Practices or other applicable Legal Requirements, including record keeping or reporting requirements of Governmental Authorities, all correspondence and communications with Governmental Authorities in connection with the Product, including those relating to any product labeling or promotional materials, adverse event files, complaint files or manufacturing records.

“Regulatory Filing” means any application or submission (including amendments thereto) to a Governmental Authority with respect to any registration, clearance, approval, authorization, license,

permit or other right granted or issued by such Governmental Authority for the development, testing, manufacture, use or sale of any Product, including an IND filing.

“Representatives” means, with respect to any Person, its accountants, officers, directors, managers, employees, counsel, financial advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means TLOG’s 8.00% Convertible Senior Notes Due 2019.

“Senior Note Conversion” means the exchange into TLOG preferred stock of at least $2,200,000 of principal amount of the Senior Notes.

“SHAPE Phase II Clinical Trial” means “A Randomized Phase 2 Study to Evaluate Three Treatment Regimens of SHAPE, a Histone Deacetylase Inhibitor, in Patients With Stage IA, IB or IIA Cutaneous T-Cell Lymphoma” (ClinicalTrials.gov identifier: NCT02213861).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiaries” means, with respect to any party to this Agreement, any other Person a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Alternative Transaction Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of TLOG’s consolidated assets or a majority of the outstanding TLOG Common Stock, that the TLOG Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the holders of TLOG Common Stock and TLOG Senior Notes than the transactions contemplated by this Agreement, taking into account (a) any revisions to the terms of this Agreement proposed by the Buyer during the Notice Period set forth in Section 7.9(d), and (b) all other considerations that the TLOG Board deems relevant.

“Tax” means any and all tax (whether Federal, state, local or foreign) including, without limitation, any net or gross income tax, franchise tax, service tax, capital stock tax, capital gains tax, gross receipts tax, franchise tax, social security tax, net worth tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, real or personal property tax, unemployment tax, social security tax, workers compensation tax, disability tax, business tax, withholding tax or payroll tax, windfall profits tax, customs, tariffs, import duties and other taxes or governmental fees or charges, levy, assessment, tariff, duty (including any customs duty), deficiency or fee (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes.

“Termination Fee” means the amount of $1,300,000.

“Third Party” shall mean any Person other than a Seller, the Buyer or their respective Affiliates or sublicensees of rights conveyed under this Agreement.

“TLOG Common Stock” means the Common Stock, par value $0.0001 per share, of TLOG.

“TLOG Noteholders” means the holders of the Senior Notes.

“TLOG Noteholders Consent” means the written consent of the TLOG Noteholders to consent to the transactions contemplated by this Agreement.

“TLOG Shareholders” means the holders of TLOG Common Stock.

“TLOG Shareholders Meeting” means the special meeting of the TLOG Shareholders to be held to approve the transactions contemplated by this Agreement.

“Trademarks” means registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing, and all registrations, applications and renewals therefor.

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale and Assignment Agreement and any Contracts and documents to be entered into by the parties hereto in connection with the Closing.

“Transfer Taxes” means any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp or other Taxes (excluding any income or capital gains Taxes) and recording charges (including penalties and interest) payable in respect of (and as a result of) the sale of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Buyer.

“Valid Claim” means, with respect to a particular country and any Lead Molecule or Product, a claim of an issued and unexpired Patent included in the Purchased IP, or the claim of an unissued pending patent application, that claims a Lead Molecule or Product as a composition of matter or the use of a Lead Molecule or Product which claim has not lapsed, been canceled or become abandoned or disclaimed and has not been declared invalid and/or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been rejected, revoked or admitted to be invalid or unenforceable through reissue or disclaimer (other than a terminal disclaimer).

(b)  Each of the terms set forth below shall have the meaning ascribed thereto in the following Section:

Definition	Location
“Acquired Entities”	Section 2.1(i)
“Acquired Equity Interests”	Section 2.1(i)
“Agreement”	Preamble
“Allocation”	Section 7.6(b)
“Annual Net Sales”	Section 3.3(b)(i)
“Assumed Liabilities”	§ 2.3
“Buyer”	Preamble
“Buyer Documents”	Section 6.2
“Buyer Regulatory Documents”	Section 6.5
“Closing”	§ 4.1
“Closing Date”	§ 4.1

“Closing Payment”	Section 3.1
“Documentary Materials”	Section 2.1(d)
“Earn-out Payment”	Section 3.3(b)(ii)
“End Date”	Section 9.1(b)
“Excluded Agreements”	Section 2.2(h)
“Excluded Assets”	§ 2.2
“Excluded Liabilities”	§ 2.4
“Expense Statement”	Section 9.3(d)
“Fundamental Representations”	Section 10.4
“Generic Version”	Section 3.3(a)
“Harvard Agreement”	Section 2.3
“Indemnification Cap”	Section 7.8(b)
“Indemnified Party”	Section 7.8(d)
“Indemnifying Party”	Section 7.8(d)
“Insurance Policies”	Section 5.14
“Liquidated Damages”	Section 3.4
“Loss”	Section 7.8(a)
“Merger Agreement”	Section 2.3
“Notice Period”	Section 7.9(d)
“Princeton License”	Section 2.3
“Proceeding”	§ 5.6
“Professional Services”	§ 2.4(b)
“Project Tulip VDR”	Section 7.7(d)
“Purchase Price”	§ 3.1
“Required Consents”	§ 7.5(a)
“Requisite Approvals”	Section 7.9(b)
“Seller Documents”	Section 5.2
“Sellers”	Preamble
“Shape AU”	Section 2.2(m)
“Threshold Amount”	Section 7.8(c)
“TLOG”	Preamble
“TLOG Acquisition Agreement”	Section 7.9(a)
“TLOG Adverse Recommendation Change”	Section 7.9(a)
“TLOG Board”	Recitals
“TLOG Board Recommendation”	Recitals
“TLOG Proxy Statement”	Section 7.10(c)
“TLOG SEC Documents”	Section 5.10(a)
“TR&D”	Preamble
“WEHI Agreement”	Section 2.3

Section 1.2                                    Construction.  The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used.  The term “including,” when used herein without the qualifier, “without limitation,” shall mean “including, without limitation.”  Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.  The word “or” shall not be construed to be exclusive.  Unless otherwise indicated, references to Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of Assets.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, each Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall, by the Buyer’s payment of the Purchase Price, purchase and acquire from the Sellers, right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the properties, rights, interests and other tangible and intangible assets of the Sellers relating to the Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any such assets acquired by the Sellers after the date hereof but prior to the Closing; provided, however, that the Purchased Assets shall not include any of the Excluded Assets.  Without limiting the generality of the foregoing, the Purchased Assets shall include the following (except to the extent listed or otherwise included as an Excluded Asset):

(a)                                 all Inventory, supplies, materials and spare parts of the Sellers as of the Closing;

(b)                                 all Assumed Agreements;

(c)                                  all Purchased IP;

(d)                                 all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, all supporting documents for regulatory filings, operating data and plans, technical documentation (lab notebooks, manufacturing instructions and processes, design specifications, blueprints, records of experiments, electronic copies of patent applications as filed, operating instructions, logic manuals, flow charts, and similar items), user documentation (including installation guides, user manuals, process manuals, training materials, release notes and working papers), marketing documentation, advertising and promotional materials (including sales brochures, flyers, pamphlets and web pages), and other similar materials all to the extent related to the Business, in each case whether or not in electronic form, and without regard to the media used, and similar items of the Sellers as of the Closing (except as otherwise expressly described in Section 2.2) (collectively, the “Documentary Materials”);

(e)                                  all rights under non-disclosure or confidentiality, non-compete, non-solicitation or invention assignment agreements with current and former Employees and agents of the Sellers or with third parties relating to the Business (or any portion thereof), including all non-disclosure agreements executed by parties to which a Seller has made available information, whether or not such agreements are included as Assumed Agreements;

(f)                                   all rights of the Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers or contractors, pertaining to any Purchased Assets;

(g)                                  any documents or other materials that are subject to attorney-client or other privilege, or to the attorney work product protection, to the extent that they relate to any of the Purchased Assets, including all Patent, Copyright, and Trademark prosecution files and materials prepared or held by attorneys representing a Seller on such matters;

(h)                                 all general, commercial and product liability insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (other than directors and officers liability policies maintained by the Sellers);

(i)                                     (1) 100% of the equity interest in TetraLogic Birinapant UK Ltd. and (2) 100% of the equity interests in TetraLogic Shape UK Ltd. (all of such equity interests described in (1) and (2), the “Acquired Equity Interests”, and all of the entities to which such Acquired Equity Interests relate, the “Acquired Entities”);

(j)                                    Tax receivables, Tax credits of any kind or nature and Tax refunds, in each case of the Acquired Entities, other than the Excluded Assets described in Section 2.2(n), Section 2.2(o) or Section 2.2(p);

(k)                                 copies of all Tax Returns filed by the Acquired Entities for any taxable period beginning on or after January 1, 2012, and all examination reports, statements, deficiencies and correspondence between each Acquired Entity and any Governmental Authority relating to Taxes for taxable periods beginning on or after January 1, 2012; and

(l)                                     all claims (including claims for past infringement or misappropriation of Purchased IP) and causes of action of the Sellers as of the Closing against Persons other than the Sellers (regardless of whether or not such claims and causes of action have been asserted by the Sellers), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by the Sellers as of the Closing (regardless of whether such rights are currently exercisable), in each case to the extent related to the Purchased Assets.

Section 2.2                                    Excluded Assets.  Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a)                                 all items of machinery, equipment, furniture, fixtures, leasehold improvements and other tangible personal property owned by the Sellers as of the Closing;

(b)                                 all advances, prepaid assets (including the pre-paid clinical deposits listed on Schedule 7.12(i)), security and other deposits, prepayments, and other current assets (other than Inventory) of the Sellers, as of the Closing;

(c)                                  all cash, cash equivalents, bank accounts, deposit accounts, trust accounts, escrow accounts, securities accounts and the free credit balances held therein, security and performance deposits, payroll tax deposits, and other liquid assets as of the Closing;

(d)                                 all Accounts Receivable of the Sellers as of the Closing, and other amounts receivable by the Sellers as of the Closing (under the Assumed Agreements or otherwise);

(e)                                  any records, documents or other information relating to current or former Employees of the Sellers, and any materials containing information about Employees, disclosure of which would violate an Employee’s reasonable expectation of privacy, except as otherwise consented to in writing by any such Employee;

(f)                                   the Sellers’ minute books and other corporate books and records relating to its organization and existence and the Sellers’ books and records relating to Taxes of the Seller, including, but not limited to, Tax Returns and related worksheets ;

(g)                                  the Sellers’ rights under this Agreement and the other Transaction Documents;

(h)                                 any Contracts other than the Assumed Agreements (the “Excluded Agreements”);

(i)                                     all claims and causes of action of the Sellers as of the Closing against Persons other than the Buyer (regardless of whether or not such claims and causes of action have been asserted by the Sellers), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, of the Sellers (regardless of whether such rights are currently exercisable), in each case to the extent directly related to: (1) any Excluded Assets or Excluded Liabilities; or (2) any item of tangible or intangible property not acquired by the Buyer at the Closing;

(j)                                    all rights under director and officer (or similar) insurance policies maintained by the Sellers;

(k)                                 any documents or other materials which are subject to attorney-client or other privilege, except those set forth in Section 2.1(g);

(l)                                     the Sellers’ right, title and interest to the other assets, if any, set forth in Schedule 2.2;

(m)                             (1) TLOG’s equity interest in TR&D and (2) TR&D’s equity interest in Shape Pharmaceuticals Pty. Ltd. (“Shape AU”);

(n)                                 Tax receivables and Tax refunds actually received by the Acquired Entities, in each case which relate to any Pre-Closing Tax Period;

(o)                                 Tax credits of any kind or nature of the Acquired Entities, in each case which can be utilized by the Sellers with respect to the Sellers’ allocable Taxes for the Straddle Period; and

(p)                                 All U.S. federal income Tax net operating losses, Tax receivables, Tax credits of any kind whatsoever, or Tax refunds.

Section 2.3                                    Assumed Liabilities.  On the Closing Date, the Buyer shall execute and deliver to the Sellers the Assumption Agreement pursuant to which the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.  For purposes of this Agreement, “Assumed Liabilities” means only the following Liabilities (to the extent not paid prior to the Closing): (a) the Liabilities of the Sellers under the Assumed Agreements to the extent such Liabilities (i) become due and payable after the Closing; (ii) do not arise from or relate to any breach by the Sellers of any provision of any of such Assumed Agreements; and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Agreements; (b) all Liabilities that are incurred and arise after the Closing from the operation by Buyer of the Purchased Assets after the Closing; (c) all Liabilities which become due and owing on or after the Closing Date by the Acquired Entities; (d) diligence, milestone, royalty and patent maintenance obligations which become due on or after the Closing Date pursuant to the terms of the Merger Agreement between TLOG and Shape Pharmaceuticals, Inc., et.al. dated April 17, 2014 (the “Merger Agreement”); the License Agreement among Shape Pharmaceuticals, Inc., Harvard University and Dana-Farber Cancer Institute, dated October 7, 2008 (the “Harvard License”);  the Amended and Restated License Agreement between TLOG and Princeton University, dated October 6, 2006 (the “Princeton License”); the Licence Agreement between TLOG and the Walter & Eliza Hall Institute for Medical Research, dated January 1, 2014, as amended (the “WEHI License”); and the Definitive Agreement between Shape Pharmaceuticals, Inc. and the Leukemia & Lymphoma Society, dated June 24, 2010, as amended; (e) all Transfer Taxes; and (f) all Taxes that are incurred and arise after the Closing from the ownership, possession, use, operation or sale or other disposition by Buyer of the Purchased Assets or the Business after the Closing, other than Pre-Closing AE Taxes.

Section 2.4                                    Excluded Liabilities.  The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities of the Sellers other than the Assumed Liabilities (collectively the “Excluded Liabilities”).  The Excluded Liabilities include the following:

(a)                                 (i) all Income Taxes of the Sellers, (ii) all Taxes (other than Transfer Taxes) that are incurred and arise prior to the Closing from the ownership, possession, use, operation or sale or other disposition by the Sellers of the Purchased Assets or the Business (other than relating to the Acquired

Entities) prior to the Closing, (iii) any liability of the Sellers for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (iv) all Pre-Closing AE Taxes;

(b)                                 all Liabilities of the Sellers relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services (“Professional Services”) performed in connection with this Agreement and any of the transactions contemplated hereby;

(c)                                  all Liabilities with respect to current and former Employees of the Sellers (including Liabilities under or relating to any of the Sellers’ or the Acquired Entities’ employee benefit plans);

(d)                                 all Liabilities relating to Excluded Assets;

(e)                                  all accounts payable (or other amounts payable), including intercompany payables between any Seller, on the one hand, and any Acquired Entity, on the other hand;

(f)                                   any accrued but unpaid amounts due to the applicable contract research organization as of the Closing Date in connection with the ongoing SHAPE Phase 2 Clinical Trial, except as set forth on Schedule 7.12(iv); and

(g)                                  any other Liability that is not expressly included among the Assumed Liabilities.

Section 2.5                                    Assignment of Certain Contracts.

(a)                                 The Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate with the Buyer in order to identify, as promptly as practicable following the date hereof, additional Assumed Agreements, if any, for which the Sellers recommend that the Buyer obtain consent of, or provide notice to, the applicable Third Party in connection with the transactions contemplated by this Agreement; provided that nothing in this Section 2.5 shall obligate the Buyer to take any action with respect to such additional Assumed Agreements.

(b)                                 The Buyer and the Sellers shall use their respective commercially reasonable efforts prior to the Closing to obtain, and to cooperate in obtaining, all consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assume and assign each Assumed Agreement and the other Purchased Assets to the Buyer or related to any material Contract to which any Acquired Entity is a party; provided, however, that neither the Sellers nor the Buyer shall be required to pay or commit to pay any amount to (or incur any material obligation in favor of) any Person from whom any such consent or Governmental Authorization may be required other than de minimis and ordinary course filing and administrative fees.

(c)                                  Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to Buyer of any asset that would be a Purchased Asset or an Assumed Liability, or any material Contract to which any Acquired Entity is a party, or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Legal Requirement or would require any consent from any Governmental Authority or any other Third Party and such consents shall not have been obtained prior to the Closing (or is not in full force and effect), the Closing shall proceed without the sale, transfer, assignment, conveyance or delivery of such asset (and without reduction in the Purchase Price) unless there is a failure of one or more of the conditions set forth in Article VIII, in which event the Closing shall proceed only if each failed condition is waived by the Party entitled to the benefit thereof.  In the event that any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the Buyer and the Sellers shall use their respective commercially reasonable efforts, and reasonably cooperate with each other, to the maximum extent permitted by applicable Legal Requirement and the applicable Purchased Asset, Assumed Liability or Contract, to obtain promptly such consent as quickly as practicable.  Pending such consent, the parties shall reasonably cooperate with each other to provide Buyer with all of the benefits of use of such asset (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a Third Party thereunder) free of any cost or expense.  Once consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the Sellers shall promptly transfer, assign, convey and deliver such asset to Buyer at no additional cost or expense pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer).  To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Buyer the Closing but in any event no later than the date that is 180 days after the Closing pursuant to this Section 2.5, then the Buyer and the Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such consent.

(d)                                 If, following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes a Purchased Asset (including any of the assets described in Section 2.2(e) to the transfer of which the applicable Employee has consented in writing), then such Seller shall transfer such asset, property or right to Buyer as promptly as practicable for no additional consideration.  If, following the Closing, Buyer receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then Buyer shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration.

ARTICLE III
PURCHASE PRICE

Section 3.1                                    Purchase Price.  In consideration for the transfer of the Purchased Assets to the Buyer, subject to the terms and conditions of this Agreement, the purchase price for the Purchased Assets shall be the sum of: (i) (A) Twelve Million U.S. Dollars ($12,000,000 USD), plus (B) an amount equal to the aggregate expenses of the type described in Schedule 7.12(iv) to the extent such amounts have actually been paid to the applicable contract research organization as of the Closing, to be paid to the Sellers by the Buyer in immediately available funds by wire transfer at the Closing to one or more bank accounts designated by the Sellers in a written invoice delivered by the Sellers to the Buyer prior to the Closing (the “Closing Payment”); plus (ii) assumption of the Assumed Liabilities at Closing, plus (iii) payment of the milestone amounts as provided in Section 3.2, below, plus (iv) payment of the Earn-Out Payments as provided in Section 3.3, below (collectively, “Purchase Price”).

Section 3.2                                    Milestone Payments.

(a)                                 Milestone Payments.  The Buyer is obligated to make the following payments to the Sellers at such time, if any, as any one or more of the following milestones is achieved. For purposes of this Section 3.2 and Section 3.3 “birinapant” shall include any and all SMAC mimetic compounds included in the Purchased Assets.

Milestone	U.S. Dollars
1. First Commercial Sale of SHP-141 in any country in the European Union or Great Britain.	$7,000,000
2. First calendar year in which worldwide Net Sales of SHP-141 total more than $100 Million U.S.	$15,000,000

3. First calendar year in which worldwide Net Sales of SHP 141 total more than $200 Million.	$6,000,000
4. Enrollment of the first patient in the first Phase III Clinical Trial of any drug product containing birinapant for any indication.	$10,000,000
5. First acceptance by the FDA of filing of an NDA for any drug product containing birinapant for any indication.	$5,000,000
6. First Commercial Sale of any drug product containing birinapant in the United States for any indication.	$10,000,000
7. First calendar year in which worldwide Net Sales of all drug products containing birinapant total more than $200 Million U.S.	$20,000,000
8. First calendar year in which worldwide Net Sales of all drug products containing birinapant total more than $500 Million U.S.	$30,000,000
9. First calendar year in which worldwide Net Sales of all drug products containing birinapant total more than $1 Billion U.S.	$50,000,000

(b)                                 Timing. The Buyer shall notify the Sellers of the achievement of each milestone promptly following its determination that a payment in respect of such milestone is payable, setting forth the clause in Section 3.2(a) giving rise to such payment obligation and the amount thereof. The Buyer shall make payment of such amount within thirty (30) days of delivering the foregoing notice.  All payments shall be made by wire transfer in United States Dollars to the credit of such bank account designated by Sellers for the Closing Payment, or such account as may be otherwise designated, from time to time, by the Sellers in writing to the Buyer.

(c)                                  Single Payment Obligation.  It is understood that each of the milestone payments above in subparagraph (a) will not be made more than once, on the first instance only of attaining such milestone.  For clarification, if multiple milestones are attained simultaneously or in the same calendar year, each milestone shall be due and payable at the time of its attainment.

Section 3.3                                    Earn-Out Payments.

(a)                                 Term.  Earn-Out Payments (as defined below) shall be payable on Net Sales of birinapant from the Closing Date until, with respect to each country, the later of (1) the expiration of all marketing exclusivity periods (including data exclusivity) covering birinapant, or (2) the last to expire Patent (including extensions thereof) in such country with a Valid Claim with claims covering birinapant, formulations of birinapant,  or one of its approved indications or methods of administration (as a method of use). If a Generic Version (as defined below) of birinapant is sold by a Third Party in a country after which sales of birinapant by the Buyer, its Affiliates, sublicensees or other transferees in any calendar year constitute less than eighty percent (80%) of the combined sales (on a unit volume basis) of birinapant and Generic Versions of birinapant in such calendar year according to IMS market share data in such country for such calendar year, then Buyer shall not be required to make any Earn-Out Payments for that portion of the calendar year in such country. Notwithstanding the foregoing, if, at any time during the twenty-four (24) months after a termination of such Earn-Out Payment obligation, there is no

Generic Version of birinapant on the market in such country, then Earn-Out Payments shall resume with respect to Net Sales of birinapant in such country.  For the purposes of this Section 3.3(a), a “Generic Version” of birinapant shall mean any pharmaceutical product (other than a product which was initially sold as a Product hereunder) that includes birinapant as an active ingredient and is sold by a Third Party. In the event of the introduction of a Generic Version of birinapant in any country, the parties will reasonably cooperate to challenge such introduction in a legal and commercially appropriate manner.

(b)                                 Net Sales.

(i)                                     Buyer is obligated to pay Earn-Out Payments to the Sellers at the following annual, calendar basis rate, on worldwide Net Sales of any Product containing birinapant (“Annual Net Sales”):

Net Sales	Earn-Out Rate
Those Annual Net Sales from 0 to 500,000,000 U.S. Dollars	5%
Those Annual Net Sales from 500,000,000 to 1,000,000,000 U.S. Dollars	7.5%
Those Annual Net Sales Above 1,000,000,000 U.S. Dollars	10%

(ii)                                  The Buyer will report all Net Sales of Products containing birinapant as specified in this Article within thirty (30) days after the end of each calendar year, together with a calculation of the earn-out payments payable under clause (i) above, subject to Section 3.3(c) (an “Earn-out Payment”).  The Buyer shall make payment of such amount within the earlier of (x) thirty (30) days after delivering the foregoing notice, and (y) sixty (60) days after the end of the applicable calendar year.

(c)                                  Offset for Certain Third Party Royalty Payments.  The Buyer shall be entitled to offset against any royalties due to the Sellers (i) (A) 100% of any royalties or other payments for Products containing birinapant paid by the Buyer or any Affiliate of the Buyer to a Third Party under the Merger Agreement, any Assumed Agreements or Contracts to which an Acquired Entity is a party and (B) 50% of any royalties or other payments for Products containing birinapant paid by the Buyer or any Affiliate of the Buyer under any license to intellectual property owned or controlled by a Third Party that covers a Product, such that the use, manufacture or sale of such Product absent such license would otherwise infringe such intellectual property of such Third Party and (ii) the costs (including reasonable attorneys’ fees and expenses) of removing any Permitted Encumbrances from the Purchased Assets or any assets of any Acquired Entity; provided that the Earn-Out Payments otherwise due to Sellers on account of Net Sales of Products containing birinapant shall not be reduced by more than fifty percent (50%); provided further that the foregoing limitation shall not apply to offsets in accordance with clause (ii) above. The Buyer shall carry forward any offsets permitted under this Section 3.3(c) into future payment periods until such time as all such offsets have been applied.

(d)                                 Records of Sales.                           Buyer, its Affiliates, sublicensees and assignees or transferees shall keep for three (3) years from the end of each calendar year complete and accurate records of their sales of Products in sufficient detail to allow the accruing milestone and Earn-Out Payments to be determined accurately.  Sellers shall have the right for a period of one (1) year after receiving any report or statement with respect to milestone and Earn-Out Payments due and payable to appoint an independent certified public accountant reasonably acceptable to Buyer to inspect the relevant records to verify such report or statement.  Buyer and its Affiliates, sublicensees and transferees or assignees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Sellers, solely to verify the accuracy of the reports and payments.  Such inspection right shall not be exercised more than once in any calendar year.  Sellers agree to hold in strict confidence all information concerning milestone and Earn-Out Payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for Sellers to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by applicable Legal Requirement.  The results of each inspection, if any, shall be binding on both parties.  Sellers shall pay for such inspections, except that in the event there is any upward adjustment in aggregate Earn-Out Payments payable for any year shown by such inspection of more than ten percent (10%) of the amount paid, Buyer shall pay for such inspection. Buyer shall include in each sublicense or marketing agreement entered into by it pursuant to this Agreement a provision requiring the sublicensee or marketing partner to keep and maintain adequate records of sales made pursuant to such sublicense or marketing agreement and to grant access to such records by the aforementioned independent public accountant for the reasons specified in this Section.  Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.  Sellers agree that all information subject to review under this Section or under any sublicense or marketing agreement is confidential and that Sellers shall retain and cause their representative to retain all such information in confidence.

Section 3.4                                    Post-Closing Efforts.  Buyer agrees to use Reasonable Commercial Efforts to (i) initiate a Phase III Clinical Trial for SHP-141 in accordance with the timeline specified in the Merger Agreement; (ii) solely to the extent the condition to Closing set forth in Section 8.2(e) is satisfied (and not waived by the Buyer) and the applicable affiliate of Merck actually supplies KEYTRUDA in the manner contemplated by such confirmation, commence a proof of concept clinical trial of birinapant in combination with KEYTRUDA in solid tumors (NCT02587962); and (iii) support with reasonable supplies of birinapant the Jonnson Comprehensive Cancer Center sponsored clinical trial of birinapant in combination with paclitaxel and carboplatin in ovarian cancer (NCT02756130).  The parties acknowledge and agree that the remedy for breach by Buyer of its obligations under this Section 3.4 shall be only as follows, notwithstanding any other provisions hereof, including Section 7.8: (x) in the case of a breach by the Buyer of Section 3.4(i), the Buyer shall pay to the Sellers the amount specified in Milestone 1 under Section 3.2(a); (y) in the case of a breach by the Buyer of Section 3.4(ii), the Buyer shall pay to the Sellers 50% of the amount specified in Milestone 4 under Section 3.2(a); and (z) in the case of a breach by the Buyer of Section 3.4(iii), the Buyer shall pay to the Sellers 50% of the amount specified in Milestone 4 under Section 3.2(a) (such amounts, collectively, the “Liquidated Damages”).  The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the Sellers’ harm caused by the Buyer’s breach of this Section 3.4 would be impossible or very difficult to accurately estimate as of the date hereof, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from the Buyer’s breach. The Buyer’s payment of the applicable portion of the Liquidated Damages is the Sellers’ sole liability and entire obligation and the Sellers’ exclusive remedy for any breach by the Buyer of this Section 3.4.  To the extent all or any portion of the Liquidated Damages becomes payable hereunder, the breach by the Buyer giving rise to such payment obligation shall be considered an achievement of such milestone (or the applicable portion of such milestone) for all purposes hereunder (including Section 3.2(c)).  Amounts payable under this Section 3.4 shall be payable in the manner specified in Section 3.2(b).

ARTICLE IV
THE CLOSING

Section 4.1                                    Time and Place of the Closing.  Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at the offices of Wiggin and Dana LLP in New York, NY at 10:00 A.M. (local time) not later than the second Business Day following the date on which the conditions set forth in Article VIII have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and time as the Buyer and the Sellers may mutually agree.  The Closing may be consummated by means of an exchange of executed documents as attachments in “pdf” or similar format to electronic mail messages.  The date and time at which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 4.2                                    Deliveries by the Seller.  At or prior to the Closing, the Sellers shall deliver the following to the Buyer:

(a)                                 the Bill of Sale, duly executed by the Sellers, recordable assignment agreements with respect to any Purchased IP not owned by an Affiliate of the Sellers that is purchased by the Buyer (including, in the Buyer’s sole discretion, a patent assignment agreement and a trademark assignment agreement), and all such other instruments of assignment or conveyance as shall be reasonably necessary to transfer to the Buyer good and valid title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all of the Purchased Assets in accordance with this Agreement;

(b)                                 the certificate contemplated by Section 8.2(c);

(c)                                  the Assumption Agreement, duly executed by the Sellers;

(d)                                 evidence of receipt of the Requisite Approvals and any Required Consents, in each case in form reasonably acceptable to the Buyer;

(e)                                  any certificates or other documents reflecting the Acquired Equity Interests, in each case in form reasonably acceptable to the Buyer

(f)                                   resignations of each of the directors and officers of the Acquired Entities;

(g)                                  letters of direction addressed to applicable past and current counsel to the Sellers, in a form reasonably acceptable to the Buyer and duly executed by the applicable Seller, authorizing the Buyer to obtain access to the documents and material set forth in Section 2.1(g); and

(h)                                 such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.

Section 4.3                                    Deliveries by the Buyer.  At or prior to the Closing, the Buyer shall deliver the following to the Sellers:

(a)                                 The Closing Payment;

(b)                                 the Assumption Agreement, duly executed by the Buyer; and

(c)                                  the certificate contemplated by Section 8.3(c).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Buyer that, except as set forth in the correspondingly-numbered Schedule:

Section 5.1                                    Organization and Good Standing.  Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller and each of its Affiliates is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets.

Section 5.2                                    Authority Relative to this Agreement.  Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. Other than obtaining the Requisite Approvals, the execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all required corporate action on the part of each Seller.  No other proceeding on the part of a Seller is necessary to authorize this Agreement and the Seller Documents and the transactions contemplated by this Agreement, other than obtaining the Requisite Approvals. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller party thereto.  Assuming due authorization, execution and delivery by of this Agreement by the Buyer and receipt of the Requisite Approvals, this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller party thereto, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 5.3                                    No Violation; Consents.  The execution, delivery and performance of this Agreement by each Seller, and the consummation by such Seller of the transactions contemplated by this Agreement, do not and will not: (a) conflict with or results in any breach of any provision of such Seller’s Certificate of Incorporation or Bylaws (or similar organizational documents); (b) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to such Seller, the Business or the Purchased Assets, to the extent having, individually or in the aggregate, a Material Adverse Effect ; (c) except as set forth in Schedule 5.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Governmental Authorization to which such Seller is a party or by which such Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assumed Agreement), to the extent having, individually or in the aggregate, a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any Purchased Assets, to the extent having individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Schedule 5.3, no consent, approval, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.4                                    Title to Assets; Capitalization; Intellectual Property.

(a)                                 The Sellers have good and valid title to the Purchased Assets, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted by the Sellers on the date of this Agreement and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted by the Sellers.

(b)                                 Schedule 5.4(b) sets forth (i) the authorized and outstanding capital stock of each Seller and each Acquired Entity and (ii) the outstanding debt securities of each Seller and each Acquired Entity.  The Acquired Equity Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the applicable Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Acquired Equity Interests, free and clear of all Encumbrances.  All of the Acquired Equity Interests were issued in compliance with applicable Legal Requirements. None of the Acquired Equity Interests were issued in violation of any agreement, arrangement or commitment to which any Seller or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person.  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Acquired Entities or obligating any Seller or any Acquired Entity to issue or sell any shares of capital stock of, or any other interest in, the Acquired Entities. No Acquired Entity has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Equity Interests.

(c)                                  Schedule 2.1(c) sets forth a complete list of all Registered IP and all Contracts under which any Seller or its Subsidiaries have obtained Intellectual Property Rights. Except as set forth on Schedule 5.4(c), the Intellectual Property Rights set forth on Schedule 2.1(c) constitutes all of the Intellectual Property Rights that are necessary for the operation of the Business after the Closing in substantially the same manner as conducted by the Sellers on the date of this Agreement.  As of the Closing Date, the Sellers or their Subsidiaries owns or otherwise has the right to transfer all of the Purchased IP.

(d)                                 To the Knowledge of the Sellers, except as set forth on Schedule 2.1(c), the Purchased IP is valid, subsisting and enforceable.

(e)                                  Except as set forth on Schedule 5.4(c), to the Knowledge of the Sellers, the operation of the Business, as has been and is now being conducted, does not presently infringe or constitute a misappropriation of any registered or unregistered Patents, Trademarks, Copyrights, trade secrets or other proprietary rights of any Person and neither any Seller, nor any Subsidiaries thereof, has received any written notice from any Person, or has Knowledge of, any actual or threatened claim or assertion to the contrary or of any facts or alleged facts which are likely to serve as the basis for such assertion.

(f)                                   Any registration, maintenance and renewal fees due in connection with the Registered IP have been paid in a timely manner and all necessary documents and certificates in connection with the Registered IP have, for the purposes of maintaining such Registered IP, been filed in a timely manner with the relevant Governmental Authorities.

(g)                                  The Intellectual Property Rights are free and clear of all Encumbrances and no Person other than each Seller or its Subsidiaries, including any current or former employee or consultant of either Seller or any Subsidiaries thereof, has any proprietary, commercial or other interest in any of the Intellectual Property Rights.

(h)                                 There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to, any of the Intellectual Property Rights.

(i)                                     The Sellers or their applicable Subsidiaries have the unrestricted right to assign, transfer and/or grant to the Buyer all rights in the Intellectual Property Rights that is being assigned, transferred and/or granted to the Buyer under this Agreement and the Assumed Agreements, in each case free of any rights or claims of any Person and without obligations to pay any royalties, license fees or other amounts to any Person, except as otherwise provided under the Contracts set forth on Schedule 2.1(c).

(j)                                    To the Knowledge of the Sellers, there is no unauthorized use or infringement by any Person of any of the Patents contained in the Intellectual Property Rights.

(k)                                 There are no claims or causes of action (including any inventorship challenges) pending or, to the Knowledge of the Sellers, threatened with respect to any of the Intellectual Property Rights nor have any claims or causes of action been brought during the past three (3) years.

(l)                                     Neither any Seller, nor any Subsidiary thereof, has entered into any Contract (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property Rights, or (ii) except as set forth in Schedule 5.4(c), expressly agreeing to indemnify any Person against any charge of infringement of any of the Intellectual Property Rights.

(m)                             Except as set forth in Schedule 5.4(c), none of the Sellers or any of their Subsidiaries have entered into any Contract granting any Person the right to control the prosecution of any of the Patents contained in the Intellectual Property Rights.

(n)                                 None of the Trademarks contained in the Intellectual Property Rights are or have been the subject of any opposition, cancellation, abandonment or similar proceeding, and no Seller or any of its Subsidiaries has received any written notice from any Person, or has Knowledge, of any actual or threatened claim or assertion to the contrary, or of any facts or alleged facts which are likely to serve as a basis for such claim or assertion.

(o)                                 To the Knowledge of the Sellers, there are no Trademarks of any Person that are interfering or potentially interfering with the Trademarks contained in the Intellectual Property Rights or any other Trademarks material to the Business.

(p)                                 To the Knowledge of the Sellers, there is no unauthorized use or infringement of the Copyrights contained in the Intellectual Property Rights.

(q)                                 Except as set forth on Schedule 2.1(c), no Seller or any of its Subsidiaries has granted any licenses or sublicenses under or to any of the Intellectual Property Rights or entered into any distribution or marketing arrangements with respect to any Intellectual Property Rights or the Lead Compounds.

(r)                                    All employees of and consultants to any Seller or its Subsidiaries with access to confidential information with respect to the Business are subject to obligations to maintain the confidentiality of such confidential information.

(s)                                   Each Seller and its Subsidiaries has, with respect to the Business, used commercially reasonable efforts to maintain its trade secrets and know-how in confidence.  To the Knowledge of the Sellers, there has been no misappropriation of any trade secrets, know-how or other confidential information of the Sellers or their respective Subsidiaries with respect to the Business.

Section 5.5                                    Contracts.  Each material Contract to which any Seller or its Affiliates is a party or is bound and which is an Assumed Agreement, relates to a Purchased Asset or is a Contract to which an Acquired Entity is a party is valid and in full force and effect in accordance with its terms.  No Seller or any of its Affiliates or, to the Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assumed Agreement or any such material Contract to any such Person is a party or is bound.  Except as set forth on Schedule 5.5, the Assumed Agreements are all of the Contracts necessary for the operation of the Business after the Closing in substantially the same manner as currently conducted by the Sellers on the date of this Agreement.  Each Assumed Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assumed Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Assumed Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.  Without limiting the generality of the foregoing:

(a)                                 all milestone payments due under Section 5.3 of the Harvard License as of the date hereof have been paid in full by TLOG, and all milestone payments that will become due under Section 5.3 of the Harvard License on or as of the Closing Date shall have been paid in full by TLOG; and

(b)                                 Schedule 5.5(b) sets forth all outstanding research payment obligations under Section 7.1 of the WEHI License.

Section 5.6                                    Legal Proceedings and Orders.  There is no action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a “Proceeding”), and no Person has threatened in writing to commence any Proceeding: (a) that relates to and would reasonably be expected to adversely affect any of the Purchased Assets; or (b) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement.  There is no governmental order, writ, injunction, judgment or decree to which any Seller or any of its Affiliates or any of the Purchased Assets, is subject.

Section 5.7                                    Inventory.  Schedule 5.7 lists all inventory of the Sellers and their Affiliates as of August 31, 2016.  The information on Schedule 5.7 was derived from the books and records of the Sellers and, taken as a whole, is accurate and complete in all material respects as of such date.  All Inventory is owned by the applicable Seller or its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and no Inventory is held on a consignment basis.

Section 5.8                                    Compliance with Legal Requirements.  Each Seller, each of the Acquired Entities and Shape AU is in material compliance with, and has at all times since January 1, 2014 complied in all material respects with, all Legal Requirements applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.  All Governmental Authorizations required for each Seller, each Acquired Entity and Shape AU to conduct the Business as currently conducted or for ownership and use of the Purchased Assets have been obtained and are valid and in full force and effect.  All material fees and charges with respect to such permits as of the date hereof have been paid in full. Schedule 5.8 lists all current Governmental Authorizations issued to the Sellers, the Acquired Entities or Shape AU which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. To the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization set forth in Schedule 5.8.

Section 5.9                                    Regulatory Matters.  Without limiting the generality of Section 5.8:

(a)                                 Schedule 5.9(a) sets forth a true, complete and correct list of all Governmental Authorizations from the FDA, EMA and all other Governmental Authorities held by any Seller or its Subsidiaries relating to the Lead Molecules or any Product, and there are no other Governmental Authorizations required for the Lead Molecules or any Product in connection with the conduct of the Business as currently conducted on the date of this Agreement.  All such Governmental Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Governmental Authorities, and (iii) in compliance with all formal filing and maintenance requirements. Each Seller or its Subsidiaries has filed all required notices and responses to notices, supplemental applications, reports (including all adverse event/experience reports) and other information with the FDA, EMA and all other applicable Governmental Authorities.

(b)                                 (i) Each Seller and its Subsidiaries has conducted its research, development, manufacturing, supply, promotion, testing, distribution, marketing, licensing, and sales with respect to the Business in compliance in all material respects with all applicable Legal Requirement,  (ii) no Seller, or any Subsidiaries thereof, has received any written notice or other communication from any Governmental Authority (A) withdrawing or placing a Lead Molecule or any Product on Clinical Hold or requiring the termination or suspension or investigation of any pre-clinical studies or clinical trials of a Lead Molecule or any Product or (B) alleging any material violation of any applicable Legal Requirement and (iii) there are no claims or causes of action against or affecting the Business, a Lead Molecule or any Product or any Seller relating to or arising under any applicable Legal Requirement relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information. Each Seller and its Subsidiaries has made available to the Buyer complete and correct copies of all Governmental Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports, non-clinical expedited safety reports and other pharmacoviligance reports and data, and all other Governmental Authority communications, documents and other information submitted by any Seller or its Subsidiaries to or received by any Seller or its Subsidiaries from the FDA, the EMA or any other Governmental Authority, including inspection reports, warning letters and similar documents, relating to each Seller or its Subsidiaries, the conduct of the Business or a Lead Molecule or any Product.

(c)                                  All pre-clinical studies and clinical trials conducted or being conducted with respect to the Lead Molecule or any Product or the Business by or, to the Knowledge the Sellers, at the direction of (including any sponsored by) any Seller or its Subsidiaries have been and are being conducted in material compliance with all applicable Legal Requirement, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable regulations and guidances that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term is defined under applicable Legal Requirement) and applicable Legal Requirement governing the privacy of patient medical records and other personal information, data and biological specimens, and no such informed consent documents would prevent the transfer of such personal information, data and biological specimens to the Buyer. No Seller, or any Subsidiaries thereof, has received any written notifications or, to the Knowledge of the Sellers, any other communications from any institutional review board (IRB), ethics committee or safety monitoring committee raising any issues, including from any Governmental Authority in any jurisdiction requiring the termination or suspension or investigation of any clinical studies conducted by, or on behalf of, any Seller or its Subsidiaries, or in which any Seller or its Subsidiaries has participated and, to Knowledge of the Sellers, no such action has been threatened. Complete and correct copies of all material scientific and clinical data of the Sellers and their Subsidiaries with respect to a Lead Molecule or any Product or the Business have been made available to the Buyer.

(d)                                 Any manufacture of a Lead Molecule or any Product, including any clinical supplies used in any clinical trials and any drug delivery devices used in such clinical trials, by or on behalf of any

Seller or its Subsidiaries has been conducted in material compliance with the applicable specifications and applicable requirements of current Good Manufacturing Practices and all other applicable Legal Requirement. In addition, each Seller and its Subsidiaries is in material compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Legal Requirement. To the Knowledge of the Sellers, neither the Lead Molecules nor any Product has been adulterated or misbranded.

(e)                                  No Seller or any Subsidiaries thereof has, with respect to the Business made an untrue or misleading statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Governmental Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar rule, regulation or policy. No Seller or any of its Subsidiaries has, nor has any Representative of any of the foregoing, been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar applicable Legal Requirement.  No Seller or any Subsidiaries thereof has, nor has any Representative of any of the foregoing, been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any U.S. federal health care programs and each Seller and its Subsidiaries has appropriate policies and restrictions in its agreements with third parties precluding the use of any individuals convicted of any crimes or engaged in any conduct for which such Person could be excluded from participating in any U.S. federal health care programs.

(f)                                   Except as set forth on Schedule 5.9(f), (i) There has not occurred a Lead Molecule Event during the time period any Seller or its Subsidiaries held rights to a Lead Molecule nor, to the Knowledge of the Sellers, prior to such time period; and (ii) to the Knowledge of the Sellers, no event has occurred and no facts or circumstances exist which could reasonably be expected to lead to or result in the occurrence of a Lead Molecule Event.

(g)                                  Any disclosures of payments or other transfers of value to healthcare providers have been made in accordance with all applicable Legal Requirement. All clinical trials of the Lead Molecules or any Products have been publicly disclosed in accordance with all applicable Legal Requirement.

(h)                                 Schedule 7.12 sets forth (i) all deposits and other pre-paid amounts delivered by any Seller or any Acquired Entity with respect to the Business as of the date hereof, (ii) all amounts paid by any Seller or any Acquired Entity to the applicable contract research organization as of the date hereof in connection with the ongoing SHAPE Phase 2 Clinical Trial, (iii) all amounts accrued but not yet paid by any Seller or any Acquired Entity to the applicable contract research organization as of the date hereof in connection with the ongoing SHAPE Phase 2 Clinical Trial, and (iv) the Sellers’ good faith estimate of all amounts which will accrue and become payable to the applicable contract research organization following the date hereof in connection with the ongoing SHAPE Phase 2 Clinical Trial.

Section 5.10                             SEC Filings.

(a)                                 SEC Filings. TLOG has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2013 (the “TLOG SEC Documents”).  To the Sellers’ Knowledge, none of the TLOG SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.  None of TLOG’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b)                                 Off-balance Sheet Arrangements. Neither TLOG nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among TLOG and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, TLOG or any of its Subsidiaries in TLOG’s or such Subsidiary’s published financial statements or other TLOG SEC Documents.

Section 5.11                             Taxes.

(a)                                 All Tax Returns relating to the Business or the Purchased Assets that are required to be filed by any Seller or any of its Affiliates (including any Tax Returns required to be filed in any jurisdiction by any of the Affiliates being acquired by the Buyer), either separately or as members of a group of corporations, on or before the Closing Date have been duly filed on a timely basis with the appropriate Governmental Authority and all amounts set forth thereon have been paid in full.  All such Tax Returns are true, correct and complete in all material respects and correctly reflect the taxable income or loss (or other measure of Tax) of the Sellers and their Affiliates.  All Taxes that are due and payable on or before the Closing Date by the Sellers or any of their Affiliates with respect to the Business (or as to which the Buyer could be liable as a transferee or otherwise) have been paid in full and all deposits required to be made with respect to any such Taxes have been duly made. The unpaid Taxes of the Sellers or any of their Affiliates (i) did not, as of the date of the latest balance sheet, exceed the reserves for Tax Liability set forth on the face of the latest balance sheet, and (ii) will not exceed the reserve described in clause (i) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Sellers or their Affiliates in filing their Tax Returns.   No Seller or any of its Affiliates has waived any statute of limitations or extended the period for the assessment of collection with respect to any Tax concerning or attributable to the Business (or as to which the Buyer could be liable as a transferee or otherwise).  There is no material dispute or claim concerning any Tax liability of the Sellers attributable to the Business or attributable to any of the Acquired Entities either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the Sellers has Knowledge.  To the Knowledge of the Sellers, no written claim has been made by any Governmental Authority in any jurisdiction in which any Seller or its Affiliates currently does not pay Taxes or file Tax Returns that such Seller or its Affiliates is required to pay Taxes or file Tax Returns with respect to the Business (or as to which Buyer could be liable as a transferee or otherwise).  There are no Liens on the Purchased Assets with respect to any Tax other than Permitted Encumbrances.

(b)                                 Each Seller and its Affiliates: (i) have complied with all applicable legal and information reporting requirements with respect to payments made to employees and third parties and the withholding and payment of withheld Taxes with respect to the Business (or as to which the Buyer could be liable as a transferee or otherwise) and timely paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods in the manner required by any applicable Legal Requirement, and (ii) have duly collected and remitted any sales, value-added and similar Taxes required to be collected and remitted with respect to the Business (or as to which the Buyer could be liable as a transferee or otherwise), except for any items described in (i) and (ii) that are not yet due to be paid or remitted.

(c)                                  There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes to which any Seller or any of its Affiliates is a party, subject, obligated or bound in any manner under which the Buyer could be liable for or become obligated to pay Taxes.  No Purchased Asset is:  (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (ii) secures any debt the interest on which is exempt from tax under Section 103 of the Code.

(d)                                 No Seller or any of Affiliates is subject to withholding under Section 1445 of the Code or subject to Code Section 1446 (or any similar state law withholding requirements) or subject to withholding on any portion of the Purchase Price in any foreign jurisdiction, including, but not limited to, the United Kingdom or Australia, and, at the Closing Date, each Seller shall deliver to the Buyer a certificate or certificates to that effect.  To the extent any withholding is required, any amount withheld shall be treated as paid to the Seller.

Section 5.12                             No Bankruptcy. There are no Proceedings by or before any Governmental Authority or any Proceeding pending, or threatened in writing against any Seller or Acquired Entity, or any of their respective properties, including outstanding federal and state tax liens, garnishments or insolvency or bankruptcy proceedings and proceedings affecting its business and properties, or the ownership, management, repair, use, occupancy, possession or operation thereof.  Without limiting the generality of the foregoing, no Seller or any of the Acquired Entities or anyone acting on their behalf has filed or maintained or caused or permitted to be filed or maintained any petition for protection under the Bankruptcy Code for or against any Seller or any Acquired Entity; and (ii) to the Knowledge of the Sellers, none of the creditors or any other Person has filed or maintained or caused or threatened to file any voluntary or involuntary petition under the Bankruptcy Code for or against any Seller or any Acquired Entity.  Each Seller acknowledges and agrees that the Purchase Price to be paid hereunder is reasonably equivalent to the value of the Purchased Assets.

Section 5.13                             Absence of Certain Changes or Events.  Since June 30, 2016, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Business has been conducted in the ordinary course of business and there has not been or occurred:

(a)                                 any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(b)                                 any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 7.1.

Section 5.14                             Insurance.   Schedule 5.14 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Business since January 1, 2013. No Seller or any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. No Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Legal Requirements and Contracts to which any Seller or any of its Affiliates is a party or by which it is bound.  True and complete copies of the Insurance Policies have been made available to the Buyer.

Section 5.15                             Brokers.  Except as set forth on Schedule 5.15, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Seller.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 6.1                                    Organization and Good Standing.  The Buyer is duly organized, validly existing and in good standing under the laws of Sweden.

Section 6.2                                    Authority Relative to this Agreement.  Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Buyer in connection with the transactions contemplated by this Agreement (the “Buyer Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all required corporate action on the part of the Buyer.  No other proceedings on the part of the Buyer is necessary to authorize this Agreement and the Buyer Documents and the transactions contemplated by this Agreement. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by the Buyer.  Assuming due authorization, execution and delivery by the Sellers, this Agreement constitutes, and each of the Buyer Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 6.3                                    No Violation; Consents.  The execution, delivery and performance of this Agreement by the Buyer, and the consummation by the Buyer of the transactions contemplated by this Agreement, do not and will not: (a) conflict with or result in any breach of any provision of the Buyer’s Certificate of Incorporation or Bylaws (or similar organization documents); (b) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 6.4                                    Legal Proceedings and Orders.  There is no pending Proceeding, and, to the Buyer’s Knowledge, no Person has threatened to commence any Proceeding that could have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby. There is no order, writ, injunction, judgment or decree to which the Buyer is subject that could have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

Section 6.5                                    Securities Regulation. The Buyer has filed with or furnished to, as applicable, the Swedish securities regulatory authorities all documents regarding its business and capital stock (including exhibits and all other information incorporated by reference) required to be filed or furnished by it since January 1, 2014 (the “Buyer Regulatory Documents”).  To the Buyer’s Knowledge, none of the Buyer Regulatory Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

Section 6.6                                    Brokers.  No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Buyer.

Section 6.7                                    Buyer’s Investigation.  Buyer acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Purchased Assets, that it has made all such reviews and inspections of the Purchased Assets as it deems necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the transactions contemplated hereby, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties except as expressly set forth in this Agreement.

Section 6.8                                    Buyer’s Resources.  Buyer will have, at the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder to be performed on the Closing Date, including payment of the Closing Payment.  Buyer has not incurred any obligation, commitment, restriction or liability of any kind that would materially impair its ability to satisfy its payment and funding obligations under this Agreement.

ARTICLE VII
COVENANTS OF THE PARTIES AND INDEMNIFICATION

Section 7.1                                    Conduct of Business.

(a)                                 Except as required by applicable Legal Requirement, as contemplated or required by the terms of any Transaction Document, or as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld or delayed), during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms, the Sellers shall: (i) operate the Business in the usual, regular and ordinary course of business in all material respects; (ii) use commercially reasonable efforts to preserve in all material respects the Business and the Purchased Assets; and (iii) use commercially reasonable efforts to preserve in all material respects the goodwill and relationships with creditors, customers, licensees, lessors, suppliers, and others having material business dealings with it.   In addition, until the Closing or the earlier termination of this Agreement, the Sellers shall consult with the Buyer on all material aspects of the Business and material decisions relating to the operations of the Business and shall take into account the views of the Buyer with respect thereto.

(b)                                 Except as required by applicable Legal Requirement or as contemplated or required by the terms of any Transaction Document, during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms, each Seller covenants that it will not, without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed: (i) sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to an Encumbrance (other than Permitted Encumbrances)) any of the Purchased Assets, other than the sale of inventory in the ordinary course of business and the sale of obsolete inventory; and (ii) amend in any material respect or voluntarily terminate (or waive any material provision of) any Assumed Agreement.

Section 7.2                                    Access to and Delivery of Information; Maintenance of Records.

(a)                                 Between the date of this Agreement and the Closing Date, the Sellers shall, during ordinary business hours, upon reasonable notice: (i) give the Buyer and the Buyer’s Representatives reasonable access to the Sellers’ accountants, counsel, financial advisors and other authorized outside representatives, officers and senior management and, upon reasonable request, other employees and all books, records and other documents and data, offices and other facilities of the Sellers related to the Business or the Purchased Assets; (ii) permit the Buyer and the Buyer’s Representatives to make such reasonable inspections and copies of all books, records and other documents of the Sellers related to the Business or the Purchased Assets, as the Buyer may reasonably request; and (iii) furnish the Buyer with such financial and operating data and other information as the Buyer and the Buyer’s Representatives may from time to time reasonably request.  All information obtained by the Buyer or the Buyer’s Representatives pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement.

(b)                                 After the Closing Date and until any complete dissolution and liquidation of the Sellers, the Buyer and the Buyer’s Representatives shall have reasonable access to all of the Sellers’ books and records, including all information pertaining to the Assumed Agreements, in each case to the extent not purchased by the Buyer hereunder and in the possession of the Sellers to the extent that: (i) such books, records and information relate to any period prior to the Closing Date; and (ii) such access may reasonably be required by the Buyer in connection with the Assumed Liabilities or the Purchased Assets, or other matters relating to or affected by the operation of the Business or the Purchased Assets or tax matters relating to or affected by the ownership of the Purchased Assets or the operations of the Business prior to the Closing Date.  Such access shall be afforded by the Sellers upon receipt of reasonable advance notice and during normal business hours.  If the Sellers shall desire to dispose of any such books and records upon or prior to its dissolution, the Sellers shall: (A) give the Buyer at least twenty (20) days prior written notice of such disposition; and (B) give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select and/or to copy such books and records as the Buyer may select.

(c)                                  Between the Closing Date and until any complete dissolution and liquidation of the Sellers, the Sellers and the Sellers’ Representatives shall have reasonable access to all of the books and records of the Sellers delivered to the Buyer at Closing, including all information pertaining to the Assumed Agreements to the extent that: (i) such books, records and information relate to any period prior to the Closing Date; and (ii) such access may reasonably be required by the Sellers in connection with the Excluded Liabilities, the Excluded Assets or tax matters relating to any period prior to the Closing.  Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours.  In connection with such access, the Sellers and Sellers’ Representatives shall use commercially reasonable efforts to minimize disruption to the Buyer’s business; provided further that in connection with the Sellers’ and/or the Sellers’ Representatives’ access to any offices and other facilities of the Buyer, the Sellers and/or the Sellers’ Representatives shall be accompanied at all times by a representative of the Buyer unless the Buyer otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  Following the Closing, all information obtained by the Sellers or the Sellers’ Representatives pursuant to this Section 7.2 and all information included in the Purchased Assets shall be considered Confidential Information of the Buyer pursuant to the terms of the Confidentiality Agreement and the Sellers shall continue to comply with the terms of the Confidentiality Agreement.

Section 7.3                                    Expenses. Except as otherwise set forth in Section 9.3, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 7.4                                    Further Assurances.  Subject to the terms and conditions of this Agreement (including Section 2.5), the Sellers and the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the sale of the Purchased Assets and assumption of the Assumed Liabilities in accordance with this Agreement.  The Sellers shall use all commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.2 to be satisfied on a timely basis.  The Buyer shall use all commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.3 to be satisfied on a timely basis.  Neither the Sellers, on the one hand, nor the Buyer, on the other hand, shall, without the prior written consent of the other, take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.  From time to time, on or after the Closing Date, the Sellers shall execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer all of the Sellers’ right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 7.5                                    Governmental Authority Approvals and Cooperation.

(a)                                 Governmental Authority Approvals.  Prior to the Closing, the Sellers and the Buyer shall use their commercially reasonable efforts to make any filings and notifications, and to obtain any consents from Governmental Authorities, required to be made and obtained under applicable Legal Requirements in connection with the transactions contemplated by this Agreement (collectively, the “Required Consents”) as promptly as practicable.

(b)                                 Cooperation.  Subject to any restrictions under applicable Legal Requirements,  each party hereto: (i) shall cooperate with each other party hereto in connection with the filings and consents contemplated by Section 7.5(a); (ii) shall promptly inform each other party hereto of any communication received by such party from any Governmental Authority concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for consent related thereto; and (iii) shall permit each other party hereto to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto.

Section 7.6                                    Taxes.

(a)                                 Transfer Taxes.  The Sellers shall prepare and file all necessary Tax Returns and other documentation relating to Transfer Taxes and shall provide the Buyer a reasonable opportunity to review and comment on such Tax Returns (and in any event not fewer than five Business Days) prior to the filing thereof.  The Buyer shall bear and pay any Transfer Taxes.  The Buyer and the Sellers shall cooperate with each other to the extent legally permitted to minimize any such Transfer Taxes.

(b)                                 Purchase Price Allocation.  Promptly following the date of this Agreement, and in any event prior to the Closing, the parties shall mutually agree upon an allocation of the sum of the Purchase Price and the Assumed Liabilities (and any adjustments thereof) among the Purchased Assets as of the Closing Date (the “Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and such allocation shall be binding on all parties hereto.  In the event the parties cannot agree on an Allocation on or prior to the Closing Date, the parties shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants that has not been retained by any Seller or the Buyer in the past three (3) years who, acting as experts and not arbitrators, shall resolve any disputes with respect to the Allocation.  Except as otherwise required by applicable Legal Requirements, the Buyer and the Sellers shall report for all Tax purposes all transactions contemplated by this Agreement in a manner consistent with the Allocation, if any, and shall not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise.

(c)                                  Adjustments to Purchase Price.  Any payments made in accordance with this Agreement (including payments made pursuant to Section 3.2, 3.3 and indemnification payments) shall be treated as Purchase Price adjustments for Tax purposes.

(d)                                 Proration of Taxes.  For a Straddle Period, the portion of any personal property Taxes and real property Taxes that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period.  The portion of any other Taxes for a Straddle Period (including income Taxes, sales and use Taxes and Taxes based on gross or net receipts or payments) that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be determined based on a closing of the books as of the Closing Date, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated in proportion to the number of days in each such period.

(e)                                  Amended Returns and Retroactive Elections.  Except as required by applicable Legal Requirement, the Sellers shall not, and shall not cause or permit the Acquired Entities to, (i) amend any Tax Returns (other than related to Income Taxes) with respect to the Business or the Purchased Assets filed with respect to a Pre-Closing Tax Period that has prospective effect to the period after the Closing, or (ii) make any Tax election for the Acquired Entities that has prospective effect to the period after the Closing, without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned, or delayed.  Except as required by applicable Legal Requirement, the Buyer shall not, and shall not cause or permit the Acquired Entities to, (i) amend any Tax Returns filed with respect to a Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to the Pre-Closing Tax Period, in each such case without the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned, or delayed.

(f)                                   Acquired Entity Tax Returns.

(i)                                     Prior to the Closing Date, the Sellers shall, or shall cause the Acquired Entities to, prepare and file, on a timely basis and on a basis consistent with past practice, all Tax Returns that are required to be filed by any of the Acquired Entities (taking account of extensions) prior to the Closing Date and shall cause the Acquired Entities to pay all Taxes with respect thereto.

(ii)                                  The Buyer shall timely prepare or cause to be prepared and will file or cause to be filed any Tax Returns for the Acquired Entities that are due after the Closing Date. The Sellers and the Buyer will, if permitted by applicable Legal Requirement, close the taxable period of each Acquired Entity as of the close of business on the Closing Date. Except as otherwise required by applicable Legal Requirement, neither the Sellers nor the Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. Any such Tax Returns that relates to a Straddle Period shall be prepared in a manner consistent with the respective Acquired Entity’s past practice, except as otherwise required by applicable Legal Requirement.  The Buyer shall deliver to the Sellers for their review a draft of each Tax Return of each Acquired Entity to be filed after the Closing Date which may give rise to any Tax liability of any Seller or any Tax liability of each Acquired Entity for which any Seller is liable under to this Agreement not fewer than thirty (30) days prior to the deadline for filing such Tax Return (including extensions). The Sellers shall notify the Buyer in writing if they reasonably object to any portion of the draft Tax Return within fifteen (15) days after the draft Tax Return is delivered to the Sellers, and such notice of objection shall specify with particularity any such items and state the specific factual or legal basis for any such objection. If the Buyer does not receive a written objection by the end of the fifteen (15)-day period, the Buyer may file the applicable Tax Return.  If the Sellers notify the Buyer that they reasonably object to any portion of the draft Tax Return on or before the end of such review period, the Buyer and the Sellers shall negotiate in good faith and use commercially reasonable efforts to resolve such dispute.  Any disagreements regarding the draft Tax Returns that are not resolved within another fifteen (15) days by the parties shall be resolved by an independent third party nationally recognized certified public accounting firm that is acceptable to both parties, and any determination by such independent certified public accountant shall be final.  The costs, fees and expenses of the independent certified public accountant shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand. The Sellers shall pay the Buyer for any Taxes that are the responsibility of the Sellers pursuant to this Agreement (and payable by the Buyer or the Acquired Entities to the applicable Governmental Authority) within five (5) days after such amount is agreed upon by the applicable parties (or finally determined) as contemplated by Section 7.6.

(g)                                  Cooperation on Tax Matters.  Buyer and the Sellers shall fully cooperate, to the extent reasonably requested by the other party, with respect to the filing of Tax Returns, filing of Tax elections, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and provision of records and information relevant to such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information.  Buyer and the Sellers agree to retain records with respect to Tax matters pertinent to the Acquired Entities until the expiration of the relevant statute of limitations.  Buyer and the Sellers further agree to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed.

Section 7.7                                    Transfer of Purchased Assets.

(a)                                 The Sellers and the Buyer agree that unless otherwise requested by the Buyer in writing, any of the Purchased Assets (including software) that can be transmitted to the Buyer electronically will be so delivered to the Buyer promptly following the Closing and will not be delivered to the Buyer on any tangible medium.  Promptly following any electronic transmission, the Sellers shall execute and deliver to the Buyer a certificate in a form reasonably acceptable to the Buyer and containing, at a minimum, the following information: (i) the date of transmission; (ii) the time the transmission was commenced and concluded; (iii) the name of the individual who made the transmission; (iv) the signature of such individual; and (v) a description of the nature of the items transmitted in sufficient detail to distinguish the transmission from other transmissions.

(b)                                 The Buyer will make all necessary arrangements for the Buyer to take possession of the Purchased Assets, and, at the Buyer’s expense, to transfer the same to a location specified by the Buyer as promptly as practicable following the Closing.  Each Seller shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the Buyer in connection with the foregoing.

(c)                                  After the Closing, if the Sellers or any of their Affiliates receives any payment, refund or other amount which is or relates to a Purchased Asset or which is otherwise properly due and owing to the Buyer, the Sellers shall promptly remit, or shall cause to be remitted, such amount to the Buyer. The Sellers shall promptly endorse and deliver to the Buyer any notes, checks, negotiable instruments or other documents which are or relate to Purchased Assets or are otherwise properly due and owing to the Buyer, and the Buyer shall have the right and authority to endorse, without recourse, the names of the Sellers on any such instrument or document.  After the Closing, if the Buyer or any of its Affiliates receives any payment, refund or other amount which is properly due and owing to the Sellers, the Buyer shall promptly remit, or shall cause to be remitted, such amount to the Sellers. The Buyer shall promptly endorse and deliver to the Sellers any notes, checks, negotiable instruments or other documents which are properly due and owing to the Sellers, and the Sellers shall have the right and authority to endorse, without recourse, the names of the Buyer on any such instrument or document.

(d)                                 Promptly following the Closing, the Sellers shall deliver or cause to be delivered to the Buyer two (2) writable media copies of the Project Tulip virtual data room maintained at datasite.merrillcorp.com (the “Project Tulip VDR”).

Section 7.8                                    Indemnification.

(a)                                 Each Seller shall indemnify and hold Buyer and its Affiliates, and their employees, officers and directors harmless against any loss, damages, action, suit, claim, demand, liability, expense (including reasonable attorneys’ fees and expenses), bodily injury, death or property damage (a “Loss”), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of (i) any Excluded Asset or Excluded Liability or the conduct of the Business prior to the Closing, (ii) the breach by either Seller of any of its covenants set forth in this Agreement, (iii) the breach by either Seller of any of its representations or warranties set forth in this Agreement, or (iv) the development, manufacture, use, sale, storage or handling of a drug substance or a drug product prior to the Closing by the Sellers or their Affiliates or their representatives, agents or subcontractors, or any actual or alleged violation of Legal Requirement resulting therefrom; provided however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the willful misconduct of the Buyer or its Affiliates.

(b)                                 Buyer shall indemnify and hold the Sellers, and their Affiliates, and their employees, officers and directors harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of:

(i)             the development, manufacture, use, sale, storage or handling of a drug substance or a drug product after the Closing by the Buyer or its Affiliates or their representatives, agents or subcontractors, or any actual or alleged violation of Legal Requirement resulting therefrom; or

(ii)          the breach by the Buyer of any of its covenants set forth in this Agreement;

(iii)       the breach by the Buyer of any of its representations and warranties set forth in this Agreement;

provided however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the willful misconduct of Seller or its Affiliates.

(c)                                  Notwithstanding anything else in this Agreement to the contrary: (i) (A) the Sellers shall not have liability under Section 7.8(a) until the aggregate amount of the Loss to be indemnified to the Buyer exceeds an amount equal to One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”) in which event the Sellers shall be responsible for the aggregate amount of Loss in excess of the Threshold Amount up to the Indemnification Cap (as defined below) and (B) the maximum aggregate liability of the Sellers under Section 7.8(a) shall be an amount equal to the aggregate of One Million, Two Hundred Thousand Dollars ($1,200,000) (the “Indemnification Cap”); and (ii) (A) the Buyer shall not have liability under Section 7.8(b) until the aggregate amount of the Loss to be indemnified to the Sellers exceed and amount equal to the Threshold Amount in which event the Buyer shall be responsible for the aggregate amount of Loss in excess of the Threshold Amount up to the Indemnification Cap and (B) the maximum aggregate liability of the Buyer under Section 7.8(b) shall be an amount equal to the Indemnification Cap; provided, however, that the foregoing limitations in this clause (c) shall not apply to any Loss based upon, arising out of, with respect to or by reason of (w) any claim for indemnity under Section 7.8(a)(iii) in respect of any inaccuracy in or breach of any Fundamental Representation, (x) fraud, (y) a claim for indemnity under Section 7.8(a)(i) with respect to the Excluded Liabilities described in

Section 2.4(a) or under Section 7.8(a)(iii) in respect of any inaccuracy in or breach of any representation and warranty in Section 5.11, or (z) a claim for indemnity under Section 7.8(a)(ii) or Section 7.8(b)(ii) in respect of a breach of any of the covenants set forth in Section 7.7(c) or Section 7.11.

(d)                                 Each party entitled to be indemnified by the other party (an “Indemnified Party”) pursuant to Section 7.8(a) or 7.8(b) shall give notice to the other party (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

(i)                                     counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party); and

(ii)                                  The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not materially prejudice the Indemnifying Party.

(iii)                               No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement which (1) would result in injunctive or other relief being imposed against the Indemnified Party; or (2) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(iv)                              Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

Notwithstanding anything to the contrary contained in this Section 7.8(d), following the winding up or dissolution of any Seller, such Seller shall not have the right to assume the defense of any threatened or asserted claim for which indemnification is sought, except that a successor which was created primarily for tax planning purposes or to change a Seller’s business form or jurisdiction may assume the defense of any such claim or litigation resulting therefrom.

(e)                                  Buyer may, at its sole discretion, claim any payment (or any portion thereof) to which it is finally determined to be entitled pursuant to Section 7.8(g) directly from either Seller or any amounts due to the Sellers under Section 3.2 or Section 3.3, and in the latter case may set-off such payment against such amounts.  This right of set-off shall not be Buyer’s sole remedy for amounts owed pursuant to this Section 7.8, and nothing contained herein shall limit Buyer’s right to insist on payment directly from a Seller as set forth in this Section 7.8.

(f)                                   The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its

Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article VIII, except to the extent the Indemnified Party has actual knowledge of the inaccuracy of such representation or warranty.  For purposes of this Section 7.8, any inaccuracy in or breach of any representation or warranty or the amount of indemnifiable Loss with respect thereto shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(g)                                  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 7.8, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

Section 7.9                                    No Solicitation.

(a)                                 TLOG shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its Representatives and its Subsidiaries’ Representatives to, directly or indirectly, solicit an Alternative Transaction Proposal or the making of any proposal that could reasonably be expected to lead to any Alternative Transaction Proposal, or, subject to Section 7.9(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to TLOG or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of TLOG or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Alternative Transaction Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of TLOG or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested shareholder” under, Section 203 of the DGCL, other than the Senior Note Conversion, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Alternative Transaction Proposal (each, a “TLOG Acquisition Agreement”). Subject to Section 7.9(b), neither the TLOG Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to the Buyer, the TLOG Board Recommendation, or recommend an Alternative Transaction Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of TLOG Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the TLOG Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “TLOG Adverse Recommendation Change”). TLOG shall, and shall cause its Subsidiaries, to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Alternative Transaction Proposal and shall terminate any such Third Party’s and its Representatives’ access to any virtual data room maintained by the Sellers, including the Project Tulip VDR.

(b)                                 Notwithstanding Section 7.9(a), prior to the receipt of the approval of the TLOG Shareholders and the TLOG Noteholders Consent (collectively, the “Requisite Approvals”), the TLOG Board, directly or indirectly through any Representative, may, subject to Section 7.9(c), (i)

participate in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide, unsolicited Alternative Transaction Proposal in writing that the TLOG Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to TLOG or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal, make a TLOG Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders TLOG to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the TLOG Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the TLOG Board to be in breach of its fiduciary duties under applicable Legal Requirement. Nothing contained herein shall prevent the TLOG Board from disclosing to TLOG’s Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Transaction Proposal, if TLOG determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Legal Requirement.

(c)                                  The TLOG Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 7.9(b) unless TLOG shall have delivered to the Buyer a prior written notice advising Buyer that it intends to take such action. TLOG shall notify Buyer promptly (but in no event later than twenty-four (24) hours) after receipt by TLOG (or any of its Representatives) of any Alternative Transaction Proposal, any inquiry that would reasonably be expected to lead to an Alternative Transaction Proposal, any request for non-public information relating to TLOG or any of its Subsidiaries or for access to the business, properties, assets, books or records of TLOG or any of its Subsidiaries by any Third Party. In such notice, TLOG shall identify the Third Party making, and details of the material terms and conditions of, any such Alternative Transaction Proposal, indication or request. TLOG shall keep Buyer fully informed, on a current basis, of the status and material terms of any such Alternative Transaction Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. TLOG shall provide Buyer with at least forty-eight (48) hours prior notice of any meeting of the TLOG Board (or such lesser notice as is provided to the members of the TLOG Board) at which the TLOG Board is reasonably expected to consider any Alternative Transaction Proposal. TLOG shall promptly provide Buyer with a list of any non-public information concerning TLOG’s business, present or future performance, financial condition or results of operations, provided to any Third Party, and, to the extent such information has not been previously provided to the Buyer, copies of such information.

(d)                                 Except as set forth in this Section 7.9(d), the TLOG Board shall not make any TLOG Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a TLOG Acquisition Agreement.  Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Approvals, the TLOG Board may make a TLOG Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a TLOG Acquisition Agreement, if: (i) TLOG promptly notifies Buyer, in writing, at least five (5) Business Days (the “Notice Period”) before making a TLOG Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a TLOG Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that TLOG has received an Alternative Transaction Proposal that the TLOG Board intends to declare a Superior Proposal and that the TLOG Board intends to make a TLOG Adverse Recommendation Change and/or TLOG intends to enter into a TLOG Acquisition Agreement; (ii) TLOG attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the Third Party making such Superior Proposal; (iii) TLOG shall, and shall cause its Subsidiaries to, during the Notice Period, negotiate with the Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Alternative Transaction Proposal ceases to constitute a Superior Proposal, if Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time TLOG notifies Buyer of any such material revision (it being understood that there may be multiple extensions)); and (iv) the TLOG Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Alternative Transaction Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Buyer during the Notice Period in the terms and conditions of this Agreement.

Section 7.10                             Shareholders and Noteholders Meetings; Preparation of Proxy Materials.

(a)                                 Subject to the terms set forth in this Agreement, TLOG shall take all action necessary to duly call, give notice of, convene and hold the TLOG Shareholders Meeting and obtain the TLOG Noteholders Consent as soon as reasonably practicable after the date the SEC confirms that it has no further comments on the TLOG Proxy Statement, and, in connection therewith, TLOG shall mail the TLOG Proxy Statement to the holders of its Common Stock in advance of such meeting (and in any event not more than thirty (30) days after the date hereof).  Except to the extent that the TLOG Board shall have effected a TLOG Adverse Recommendation Change as permitted by Section 7.9(b) hereof, the TLOG Proxy Statement shall include the TLOG Board Recommendation.  Subject to Section 7.9 hereof, TLOG shall use commercially reasonable efforts to (i) solicit from (A) the holders of TLOG Common Stock proxies in favor of the approval of the transactions contemplated hereby and (B) the holders of TLOG Senior Notes consent to the transactions contemplated hereby and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of TLOG Common Stock and TLOG Senior Notes required by applicable Legal Requirement to obtain such approval or consent. TLOG shall keep Buyer updated with respect to proxy solicitation results as requested Buyer.

(b)                                 Notwithstanding anything contained herein to the contrary, TLOG may, in its sole discretion, adjourn, recess or postpone the TLOG Shareholders Meeting (i) to the extent necessary to ensure that any supplement or amendment to the TLOG Proxy Statement required by applicable Legal Requirement is provided to the TLOG Shareholders within a reasonable amount of time in advance of the TLOG Shareholders Meeting, (ii) if as of the time for which the TLOG Shareholders Meeting is originally scheduled (as set forth in the TLOG Proxy Statement) there are insufficient shares of TLOG capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the TLOG Shareholders Meeting, or (iii) to solicit additional proxies if TLOG reasonably believes it may be necessary to obtain TLOG stockholder approval.  TLOG shall not be required to hold the TLOG Shareholders Meeting or obtain the TLOG Noteholders Consent if this Agreement is terminated before such meeting is held or consent received.

(c)                                  None of the information included or incorporated by reference in the letter to the TLOG Shareholders or the TLOG Noteholders, notice of meeting, proxy statement and forms of proxy (collectively, the “TLOG Proxy Statement”), to be filed with the SEC in connection with the transactions contemplated by this Agreement, will, at the date it is first mailed to the TLOG Shareholders or at the time of the TLOG Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by TLOG with respect to statements made or incorporated by reference therein based on information supplied by the Buyer expressly for inclusion or incorporation by reference in the TLOG Proxy Statement. The TLOG Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(d)                                 In connection with the TLOG Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement TLOG shall prepare and file the TLOG Proxy Statement with the SEC.  The Buyer and the Sellers will cooperate and consult with each other in the preparation of the TLOG Proxy Statement. Without limiting the generality of the foregoing, the Buyer will furnish TLOG the information relating to the Buyer required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the TLOG Proxy Statement. TLOG shall not file the TLOG Proxy Statement, or any amendment or supplement thereto, without providing Buyer a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by TLOG). TLOG shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the TLOG Proxy Statement as promptly as practicable after receipt thereof and to cause the TLOG Proxy Statement in definitive form to be cleared by the SEC and mailed to the TLOG Shareholders and TLOG Noteholders as promptly as reasonably practicable following filing with the SEC. TLOG agrees to consult with the Buyer prior to responding to SEC comments with respect to the preliminary TLOG Proxy Statement. Each of Buyer and the Sellers agrees to correct any information provided by it for use in the TLOG Proxy Statement which shall have become false or misleading and TLOG shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. TLOG shall as soon as reasonably practicable (i) notify Buyer of the receipt of any comments from the SEC with respect to the TLOG Proxy Statement and any request by the SEC for any amendment to the TLOG Proxy Statement or for additional information and (ii) provide Buyer with copies of all written correspondence between TLOG and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the TLOG Proxy Statement.

Section 7.11                             Intercompany Payables and Other Arrangements.  On or prior to the Closing, the Sellers shall, and shall cause their Affiliates to, take such action as may be necessary to terminate, prior to or concurrently with the Closing, the intercompany payables and other obligations between any Seller or any Affiliate of any Seller (other than the Acquired Entities), on the one hand, and any of the Acquired Entities, on the other hand, and to take or cause to be taken the other actions described in Schedule 7.11.

Section 7.12                             Continuation of Shape Phase II Clinical Trial.  From the date hereof and until the Closing, the Sellers shall, and shall cause their Affiliates to, (a) use commercially reasonable efforts to continue the SHAPE Phase II Clinical Trial in a manner substantially similar to the manner being conducted as of the date of this Agreement and (b) pay as they become due all accrued amounts to the applicable contract research organization in connection therewith as described in Schedule 7.12 attached hereto.  On or prior to the Closing Date, the Sellers shall pay or cause to be paid all expenses of the type described in Schedule 7.12(iii).  Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated prior to the Closing for any reason other than pursuant to Section 9.1(g) or Section 9.1(h), promptly following such termination, the Buyer shall (x) reimburse the Sellers for expenses of the type described in Schedule 7.12(iv) to the extent such amounts have actually been paid to the applicable contract research organization as of the date of such termination (and any such payment shall be made consistent with the procedures described in Section 7.8(g)) and (y) pay the applicable contract research organization directly for any accrued but unpaid expenses of the type described in Schedule 7.12(iv) as of the date of such termination.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1                                    Conditions to Each Party’s Obligations to Effect the Closing.  The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)                                 no preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no Legal Requirement shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

(b)                                 TLOG shall have received the Requisite Approvals.

Section 8.2                                    Conditions to Obligations of the Buyer.  The obligation of the Buyer to effect the purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)                                 Each Seller shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by it on or prior to the Closing Date;

(b)                                 the representations and warranties of the Sellers which are set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date in which case the accuracy of such representation or warranty shall be determined as of that specified date in all respects).

(c)                                  the Buyer shall have received a certificate from an authorized officer of each Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.2(a), 8.2(b), and 8.2(f) have been satisfied;

(d)                                 the Purchased Assets shall be able to be delivered free and clear of any Encumbrances other than Permitted Encumbrances;

(e)                                  the Buyer shall have received written confirmation from the applicable affiliate of Merck that a new stock of KEYTRUDA will be provided free of cost within the scope of the existing Clinical Trial and Collaboration Agreement, such confirmation to be in form and substance reasonably acceptable to the Buyer;

(f)                                   all approvals, consents and waivers that are listed on Schedule 5.3 shall have been received, and executed counterparts thereof shall have been delivered to the Buyer;

(g)                                  the Sellers shall have delivered to the Buyer executed powers of attorney and such other documentation as the Buyer may reasonably request, in form and substance reasonably acceptable to the Buyer, in order to permit the Buyer, at its option, to record assignments in the applicable patent offices for all Patents contained in the Intellectual Property Rights following the Closing;

(h)                                 the Sellers shall have completed the transactions contemplated by Section 7.11;

(i)                                     the Buyer shall have received the other items to be delivered to it pursuant to Section 4.2; and

(j)                                    since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

Any condition specified in this Section 8.2 may be waived by the Buyer; provided that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

Section 8.3                                    Conditions to Obligations of the Sellers.  The obligation of the Sellers to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)                                 the Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date

(b)                                 the representations and warranties of the Buyer which are set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date of this Agreement and on and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date in which case the accuracy of such representation or warranty shall be determined as of that specified date in all respects);

(c)                                  the Sellers shall have received a certificate from an authorized officer of the Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(d)                                 the Sellers shall have received the other items to be delivered to it pursuant to Section 4.3.

Any condition specified in this Section 8.3 may be waived by the Sellers; provided that no such waiver shall be effective against the Sellers unless it is set forth in a writing executed by each Seller.

ARTICLE IX
TERMINATION AND ABANDONMENT

Section 9.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing by:

(a)                                 mutual written consent of the Sellers and the Buyer;

(b)                                 the Sellers or the Buyer, if the Closing has not occurred on or before January 31, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date;

(c)                                  the Sellers or the Buyer, if this Agreement and the transactions contemplated hereby have been submitted to the TLOG Shareholders for approval at a duly convened TLOG

Shareholders Meeting and to the TLOG Noteholders in accordance with the terms of the Senior Notes and the Requisite Approvals shall not have been obtained at such meetings (including any adjournments or postponements thereof).

(d)                                 the Sellers if: (i) any of the Buyer’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.3(b) would not be satisfied; or (ii) any of the Buyer’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.3(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Buyer’s representations and warranties or a breach of a covenant or obligation by the Buyer is curable by the Buyer within ten Business Days after the date of written notice from the Sellers to the Buyer of the occurrence of such inaccuracy or breach, then the Sellers may not terminate this Agreement under this Section 9.1(b) on account of such inaccuracy or breach: (A) during the ten Business Day period commencing on the date on which the Buyer receives notice of such inaccuracy or breach; or (B) after such ten Business Day period if such inaccuracy or breach shall have been fully cured during such period in a manner that does not result in a material breach of any covenant or obligation of the Buyer;

(e)                                  the Buyer if: (i) any of the Sellers’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.2(b) would not be satisfied (it being understood that, in determining the accuracy of the representations and warranties referred to in Section 8.2(b) as of the date of this Agreement or as of any subsequent date for purposes of this Section 9.1(c), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded); or (ii) any of the Sellers’ covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Sellers’ representations and warranties or a breach of a covenant or obligation by any of the Sellers is curable by it within ten Business Days after the date of written notice from the Buyer to the Sellers of the occurrence of such inaccuracy or breach, then the Buyer may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or breach: (A) during the ten Business Day period commencing on the date on which the Sellers receive notice of such inaccuracy or breach; or (B) after such ten Business Day period if such inaccuracy or breach shall have been fully cured during such period in a manner that does not result in a material breach of any covenant or obligation of the Sellers;

(f)                                   the Sellers or the Buyer, if (x) any Legal Requirement shall be enacted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or (y) consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Legal Requirement;

(g)                                  the Buyer, if (i) a TLOG Adverse Recommendation Change shall have occurred, (ii) TLOG shall have entered into, or publicly announced its intention to enter into, a TLOG Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) TLOG shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 7.9, (iv) the TLOG Board fails to reaffirm (publicly, if so requested by the Buyer) the TLOG Board Recommendation within ten (10) Business Days after the date any Alternative Transaction Proposal (or material modification thereto) is first publicly disclosed by TLOG or the Person making such Alternative Transaction Proposal, (v) a tender offer or exchange offer relating to TLOG Common Stock shall have been commenced by a Person unaffiliated with the Buyer and TLOG shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the TLOG Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) TLOG or the TLOG Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 9.1(g); or

(h)                                 the Sellers, if prior to the receipt of the Requisite Approvals, the TLOG Board authorizes TLOG, in full compliance with the terms of this Agreement, including Section 7.9(b) hereof, to enter into a TLOG Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that TLOG shall have paid any amounts due pursuant to Section 9.3(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, TLOG substantially concurrently enters into such TLOG Acquisition Agreement.

Section 9.2                                    Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto; provided, however, that: (a) no party shall be relieved of any Liability arising from any intentional breach by such party of any provision of this Agreement; and (b) this Section 9.2, Section 9.3, and Article X shall not be affected by the termination hereof and shall remain in full force and effect.

Section 9.3                                    Fees and Expenses Following Termination.

(a)                                 If this Agreement is terminated by the Buyer pursuant to Section 9.1(g), then TLOG shall pay to the Buyer (by wire transfer of immediately available funds), (i) in five (5) Business Days after such termination, a fee in an amount equal to the Termination Fee, and (ii) within five (5) Business Days after receipt by the Sellers of an Expense Statement, the Expenses set forth therein.

(b)                                 If this Agreement is terminated by the Sellers pursuant to Section 9.1(h), then TLOG shall pay to the Buyer (by wire transfer of immediately available funds), (i) at or prior to such termination, the Termination Fee, and (ii) within five (5) Business Days after receipt by the Sellers of an Expense Statement, the Expenses set forth therein.

(c)                                  The Sellers acknowledge and hereby agree that the provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the Buyer would not have entered into this Agreement. If TLOG shall fail to pay in a timely manner the amounts due pursuant to this Section 9.3, and, in order to obtain such payment, the Buyer makes a claim against TLOG that results in a judgment against TLOG, the TLOG shall pay to the Buyer the reasonable costs and expenses of Buyer (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall TLOG be obligated to pay the Termination Fee on more than one occasion.

(d)                                 In connection with any termination in which a Termination Fee is payable to the Buyer, the Buyer shall promptly deliver to the Sellers one or more statements setting forth in reasonable detail Buyer’s Expenses as of the date of such Termination, together with applicable supporting documentation (the “Expense Statement”).

Section 9.4                                    Extension; Waiver.  At any time prior to the Closing, the Sellers, on the one hand, or the Buyer, on the other hand, may: (a) extend the time for the performance of any of the obligations or acts of the Buyer (in the case of an agreed extension by the Sellers) or the Sellers (in the case of an agreed extension by the Buyer); (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Sellers) or the Sellers (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto; (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by the Sellers) or the Sellers (in the case of a waiver by the Buyer) contained herein; or (d) waive any condition to its obligations hereunder.  Any agreement on the part of the Sellers, on the one hand, or the Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Sellers or the Buyer, as applicable.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1                             Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

Section 10.2                             Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

Section 10.3                             Publicity.  The parties agree to issue press releases promptly after the date on which this Agreement is executed by the last of the parties to sign, the language of which releases to be negotiated in good faith by the parties.  Except as may be required in any proxy statement or other applicable Legal Requirement (based upon the reasonable advice of counsel), no party to this Agreement shall, prior to the Closing, make any public announcements (other than the press releases described in the foregoing sentence and any investor presentations related to such press releases) in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 10.4                             Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the earlier of the date that is (i) the last calendar day of the month in which the Buyer receives a final report from its independent accountant in respect of its financial statements as of, and for the period ending, December 31, 2017, and (ii) eighteen (18) months from the Closing Date; provided, that the representations and warranties in: (a) Section 5.1, Section 5.2, Section 5.4(a), Section 5.4(b), Section 5.15, Section 6.1, Section 6.2, and Section 6.3 shall survive indefinitely (such representations and warranties described in this clause (a), the “Fundamental Representations”); and (b) Section 5.11 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any indemnification claims asserted in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred (and the right of set-off under Section 7.8(e) shall not be terminated) by the expiration of the relevant representation or warranty and such claims (and rights of set-off) shall survive until finally resolved.

Section 10.5                             Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), two business days after delivery to such courier; (c) if sent by electronic mail transmission before 5:00 p.m. in New York, upon receipt; (d) if sent by electronic mail transmission after 5:00 p.m. in New York, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a)                                 If to the Sellers, to:

TetraLogic Pharmaceuticals Corporation

Attention:  General Counsel

Email: rsherman@TLOG.com

(b)                                 If to the Buyer, to:

Medivir AB

Blasieholmsgatan 2

111 48 Stockholm, Sweden

Attention: Chief Executive Officer

Email:  niklas.prager@medivir.com

with a copy (which shall not constitute notice) to:

Wiggin and Dana LLP

281 Tresser Blvd.

Stamford, CT 06901

E-mail:  mkaduboski@wiggin.com

Attention:  Mark S. Kaduboski

Section 10.6                             Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that prior to the Closing Date, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other parties hereto; provided that the Buyer may, upon written notice to the Sellers, assign to any controlled Affiliate thereof all or a portion of its rights and obligations hereunder without the consent of either Seller; provided, further, that no such assignment by the Buyer shall relieve the Buyer of any of its liabilities or obligations hereunder.  Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 10.5 shall be null and void and shall not bind or be recognized by the Sellers or the Buyer.

Section 10.7                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8                             Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 10.9                             Counterparts.  This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Electronically transmitted signatures shall be deemed to be, and shall be legally effective as, original signatures for all purposes of this Agreement.

Section 10.10                      Incorporation of Schedules and Exhibits.  All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 10.11                      Entire Agreement.  This Agreement (including all Schedules and all Exhibits), the Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, written and oral, among the parties with respect thereto.  For the avoidance of doubt, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue to be in full force and effect.

Section 10.12                      Remedies.  The parties hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, each party or its respective successors or assigns may, in addition to any other rights and remedies existing in their favor, apply to any other court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

Section 10.13                      Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

TETRALOGIC PHARMACEUTICALS CORPORATION

By:	/s/ J. Kevin Buchi
Name: J. Keven Buchi
Title: CEO

TETRALOGIC RESEARCH AND DEVELOPMENT CORPORATION

By:	/s/ Richard Sherman
Name: Richard Sherman
Title: President

[Signature Page to Asset Purchase Agreement]

MEDIVIR AB

By:	/s/ Ola Burmark
Name: Ola Burmark
Title: CFO

By:	/s/ Christine Lind
Name: Christine Lind
Title: Executive Vice President, Strategic Business Development

[Signature Page to Asset Purchase Agreement]